                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/X/        Preliminary Proxy Statement
/ /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section240.14a-11(c) or
           Section240.14a-12

            CHANDLER INSURANCE COMPANY, LTD.
-----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

                            N/A
-----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the
                              Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                $2,765.87
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                Schedule 13E-3
                ----------------------------------------------------------
           (3)  Filing Party:
                Chandler Insurance Company, Ltd.
                ----------------------------------------------------------
           (4)  Date Filed:
                November 22, 2000
                ----------------------------------------------------------

                                     [LOGO]

Dear Shareholder:

    You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Chandler Insurance Company, Ltd., a Cayman Islands corporation (the "Company"), to be held at 10:00 a.m. local time, on
           , 2001, at Lando's Restaurant, Hidalgo Street No. 270, in Ciudad Acuna, Mexico. A Notice of Special Meeting, Proxy Statement and form of proxy card are enclosed. At this meeting you will be asked:

    1. To approve a recapitalization plan pursuant to which all shareholders of the Company, other than certain management and key shareholders, will receive a cash payment of $10.00 per share (the "Recapitalization Plan"); and

    2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The Board of Directors has adopted resolutions unanimously approving the Recapitalization Plan, with Mr. Paden and myself abstaining from the vote. The accompanying Proxy Statement describes the Recapitalization Plan and its effect on the Company's shareholders.

    It is important that your shares be represented at the Special Meeting. Whether or not you expect to attend the Special Meeting in person, please sign and date the enclosed proxy card and return it in the enclosed envelope at your earliest convenience.

                                          Very truly yours,

                                          W. BRENT LAGERE
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

            , 2001

                        CHANDLER INSURANCE COMPANY, LTD.
                          ANDERSON SQUARE, FIFTH FLOOR
                      GRAND CAYMAN, CAYMAN ISLANDS, B.W.I.

                            ------------------------

                                   NOTICE OF
                        SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD             , 2001

                             ---------------------

    The Special Meeting of Shareholders (the "Special Meeting") of Chandler Insurance Company, Ltd., a Cayman Islands corporation (the "Company"), will be held at Lando's Restaurant, Hidalgo Street No. 270, in Ciudad Acuna, Mexico, on
           , 2001 at 10:00 a.m. local time, for the following purposes:

    1. To approve a recapitalization plan pursuant to which all shareholders of the Company, other than certain management and key shareholders, will receive a cash payment of $10.00 per share (the "Recapitalization Plan"); and

    2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The Board of Directors has adopted resolutions unanimously approving the Recapitalization Plan, with Messrs. LaGere and Paden abstaining from the vote. The accompanying Proxy Statement describes the Recapitalization Plan and its effect on the Company's shareholders.

    Only shareholders of record at the close of business on            , 2001
are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. A list of shareholders entitled to vote at the Special Meeting will be available at the Special Meeting for examination by any shareholder and at least ten days prior to the Special Meeting at the office of the Secretary of the Company at the address listed above.

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE DATE, EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TO THE COMPANY IN THE ENCLOSED ADDRESSED AND STAMPED ENVELOPE. You may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy card or by attending the Special Meeting, withdrawing the proxy and voting in person.

                                          By Order of the Board of Directors,

                                          W. BRENT LAGERE
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

           , 2001

                               TABLE OF CONTENTS

INTRODUCTION................................................      1

SUMMARY.....................................................      2

GENERAL INFORMATION.........................................      6
    Persons Making the Solicitation.........................      6
    Voting Securities and Record Date.......................      6
    Shareholders List.......................................      6
    Quorum and Vote Required................................      6
    The Proxy...............................................      7

SPECIAL FACTORS.............................................      8
    Description of Recapitalization Plan....................      8
    Effective Date of Reverse Stock Split...................      9
    Effects of the Recapitalization Plan....................      9
    Reasons for and Purpose of the Recapitalization Plan....     11
    Comparison of Capital Stock Before and After
     Recapitalization Plan..................................     13
    Capital Share Repurchases Amendment.....................     16
    Payment in Lieu of Fractional Shares Amendment..........     17
    Advantages and Disadvantages of the Recapitalization
     Plan...................................................     18
    Background of the Recapitalization Plan.................     20
    Recommendation of the Special Committee, Board of
     Directors, Financing Subsidiaries and Management;
     Fairness of the Recapitalization Plan..................     23
    Fairness Opinion of Financial Advisor...................     27
    Interests of Certain Persons............................     32
    Conduct of the Company's Business After the
     Recapitalization Plan..................................     32
    Material U.S. Federal Tax Consequences..................     32
    Absence of Dissenters' Appraisal Rights.................     33
    Source of Funds.........................................     33
    Exchange of Certificates................................     34
    Payment of Cash in Lieu of Fractional Shares............     34

THE COMPANY.................................................     35
    Executive Officers and Directors........................     35
    Financial Information...................................     37
    Price Range of Common Shares; Dividends.................     42
    Share Purchases.........................................     42
    Certain Relationships and Related Transactions..........     43

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     44
    Shareholders Holding Over Five Percent..................     45
    Other Matters Regarding Beneficial Ownership............     46
    Insurance Regulation Concerning Change or Acquisition of
     Control................................................     46

LITIGATION..................................................     46

SHAREHOLDERS' PROPOSALS.....................................     47

INCORPORATION BY REFERENCE..................................     47

AVAILABLE INFORMATION.......................................     48

MISCELLANEOUS...............................................     48

APPENDIX A--SPECIAL RESOLUTIONS
APPENDIX B-- ORDINARY AND SPECIAL RESOLUTIONS TO AUTHORIZE PREFERRED
            STOCK
APPENDIX C--FAIRNESS OPINION OF STEPHENS INC.

                        CHANDLER INSURANCE COMPANY, LTD.
                          ANDERSON SQUARE, FIFTH FLOOR
                      GRAND CAYMAN, CAYMAN ISLANDS, B.W.I.
                                  345-949-8177

                            ------------------------

                              PROXY STATEMENT FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD             , 2001

                             ---------------------

                                  INTRODUCTION

    This Proxy Statement is furnished to holders of common shares, $1.67 par value (the "Common Shares"), of Chandler Insurance Company, Ltd., a Cayman Islands corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") to be used at the
Special Meeting of Shareholders of the Company to be held on       , 2001 and at
any adjournments or postponements thereof (the "Special Meeting"). Shares represented by proxy cards in the form enclosed will be voted at the Special Meeting if the proxy card is properly executed, returned to the Company before the Special Meeting and not revoked. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy card or by attending the Special Meeting, withdrawing the proxy and voting in person. Your attendance at the Special Meeting will not constitute automatic revocation of the proxy. This Proxy Statement and the enclosed proxy card form is first
being sent to shareholders on or about       , 2001.

    The purpose of the Special Meeting is to consider and vote upon a proposal to approve a recapitalization plan pursuant to which all shareholders of the Company, other than certain management and key shareholders, will receive a cash payment of $10.00 per share (the "Recapitalization Plan"). The Recapitalization Plan was approved by a Special Committee of the Board (the "Special Committee") on November 14, 2000 and recommended to the Company's Board on November 15, 2000. On November 15, 2000, the Board unanimously approved the Recapitalization Plan, with Messrs. LaGere and Paden abstaining from the vote and recommended it for approval at the Special Meeting.

    As part of the Recapitalization Plan, the Company will repurchase substantially all of the Common Shares beneficially owned by certain management and key shareholders (the "Continuing Shareholders") in exchange for new shares of various other classes and/or series of capital stock of the Company. All other holders of Common Shares (the "Disinterested Shareholders") on the Effective Date (defined herein) will receive $10.00 per Common Share in connection with a 1-for-1,000,000 reverse stock split of the Common Shares (the "Reverse Stock Split") in lieu of the issuance of resulting fractional shares. Certain Common Shares owned by Continuing Shareholders that are not exchanged will also be cashed out as part of the Reverse Stock Split. As a result, the Disinterested Shareholders will no longer be shareholders of the Company.

    THE RECAPITALIZATION PLAN OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE RECAPITALIZATION PLAN OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    SUMMARY

    THE FOLLOWING SUMMARY CONTAINS THE BASIC INFORMATION ABOUT THE TRANSACTIONS PROPOSED IN THIS PROXY STATEMENT. IT LIKELY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE TRANSACTIONS PROPOSED IN THIS PROXY STATEMENT, WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS REFERRED TO AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THE RECAPITALIZATION PLAN

    At the Special Meeting, shareholders will consider and vote on the Recapitalization Plan. The Recapitalization Plan consists of the following components:

    - authorization and creation of Class A Common Shares;

    - authorization and designation of the rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares;

    - amendments to our Articles of Association providing for the repurchase of capital shares above market price and the payment of cash in lieu of issuing fractional shares;

    - repurchase all Common Shares owned by W. Brent LaGere and Mark T. Paden for $10.00 per share, after which Mr. LaGere will purchase 500,661
      Class A Common Shares, and Mr. Paden will purchase 125,165 Class A Common Shares for $10.00 per share;

    - repurchase up to approximately 410,000 Common Shares owned by the Chandler (U.S.A.), Inc. 401(k) Thrift Plan for $10.00 per share, after which the Thrift Plan will purchase a like number of the Company's Series A Preferred Shares for its participants for $10.00 per share;

    - repurchase approximately 1,245,000 Common Shares owned by the Continuing Shareholders, other than Messrs. LaGere and Paden, for $10.00 per share, after which the Continuing Shareholders, other than Messrs. LaGere and Paden, will purchase approximately 485,000 Series B Preferred Shares and 760,000 Series C Preferred Shares for $10.00 per share; and

    - consummation of a 1-for-1,000,000 reverse stock split of our Common Shares by reducing the number of authorized Common Shares from 10,000,000 shares to ten shares and making a cash payment of $10.00 per pre-split Common Share in lieu of the issuance of resulting fractional shares. The Reverse Stock Split will be effective immediately following the completion of each component of the Recapitalization Plan listed above. The proposed form of the Special Resolutions to Amend the Memorandum of Association and Articles of Association is attached hereto as Appendix A. Following the Reverse Stock Split, the Disinterested Shareholders will no longer be shareholders of the Company. See "Special Factors--Description of Recapitalization Plan."

EFFECTIVE DATE OF REVERSE STOCK SPLIT

    We reserve the right to withdraw the Recapitalization Plan from the shareholder approval process or postpone or adjourn the Special Meeting in order to consider any bona fide third party proposal that might provide greater value to the Disinterested Shareholders or for any other reason. If the Recapitalization Plan is approved, the Reverse Stock Split will be completed not later than 60 days following the Special Meeting, unless extended by the Board due to the receipt of a bona fide third party proposal. The Recapitalization Plan does not contain nor is subject to any "break-up" fees or expenses or other deal protection devices. As a result, moving forward with the Recapitalization Plan would not restrict or impair us or the Board from considering or pursuing any third party proposal, either before or after shareholder approval is received.

DATE, TIME AND PLACE OF SPECIAL MEETING

    The Special Meeting will be held on       , 2001 at 10:00 a.m. local time,
at Lando's Restaurant, Hidalgo Street No. 270, in Ciudad Acuna, Mexico, for the purpose of considering and voting upon the Recapitalization Plan. The Special Meeting may be postponed or adjourned for any reason.

VOTING SECURITIES AND RECORD DATE

    Our only voting securities are Common Shares, $1.67 par value per share. Holders of record of all Common Shares outstanding at the close of business on
      ,2001 will be entitled to one vote for each Common Share held of record on the Record Date upon each matter presented the shareholders to be voted upon at the Special Meeting. At the close of business on the Record Date, we had
outstanding             Common Shares. The presence, in person or by proxy, of a
majority of our Common Shares outstanding on the Record Date will constitute a quorum for the transaction of business at the Special Meeting. See "General Information--Voting Securities and Record Date."

VOTE REQUIRED

    The affirmative vote of the holders of two-thirds of the Common Shares which are present in person or by proxy and voted at the Special Meeting is required to approve the Recapitalization Plan at the Special Meeting. In addition, the affirmative vote of a majority of Common Shares held by Disinterested Shareholders which are present in person or by proxy and voted at the Special Meeting is required to approve the Recapitalization Plan.

    As of the Record Date, the Continuing Shareholders beneficially owned approximately 2,030,000 Common Shares, or 62% of the outstanding, which they intend to exchange for new shares of the Company. The Continuing Shareholders are expected to vote all of their shares in favor of the Recapitalization Plan at the Special Meeting. See "General Information--Quorum and Vote Required."

ABSENCE OF DISSENTERS' APPRAISAL RIGHTS

    No appraisal or dissenters' rights are available under the Cayman Islands Companies Law to shareholders who dissent from the Recapitalization Plan. Shareholders will be entitled to any other rights and remedies available under the Cayman Islands Companies Law or federal or state securities laws in connection with the adoption of the Recapitalization Plan. See "Special Factors--Dissenters' Appraisal Rights."

REASONS AND PURPOSE OF RECAPITALIZATION PLAN

    The Board believes that neither we nor our shareholders derive any material benefit from our status as a public company and that the monetary expense and burden to management significantly outweigh any benefits that may be received by us or our shareholders as a result. The Board also is proposing the Recapitalization Plan in order to provide a means for Disinterested Shareholders to receive cash for their Common Shares because there is limited trading market for our Common Shares. See "Special Factors--Reasons and Purpose of the Recapitalization Plan."

EFFECTS OF THE RECAPITALIZATION PLAN

    The result of the Recapitalization Plan will be to reduce the number of our record shareholders from approximately 140 to 25 and our beneficial shareholders from approximately 300 to 50. Furthermore, the Continuing Shareholders will be our only holders of capital stock, and we intend to file a Form 15 with the SEC to terminate our Exchange Act registration once the Recapitalization Plan is approved and consummated. As a result, the Common Shares will no longer be registered with the

SEC under Section 12(g) of the Exchange Act. Thus, we will no longer be required to file reports with the SEC. See "Special Factors--Effects of the Recapitalization Plan."

FAIRNESS OF THE PRICE FOR FRACTIONAL SHARES

    Our management proposed a cash payment of $10.00 per pre-split Common Share in lieu of the issuance of resulting fractional shares following the Reverse Stock Split. They arrived at this purchase price based on several factors such as lack of liquidity in the trading market for the Common Shares and our historic, present and projected earnings performance. A special committee of independent directors was appointed by the Board to determine if the consideration to be received under, and the approval process of, the Recapitalization Plan are fair.

    - Based upon a number of factors, the Special Committee concluded that the Recapitalization Plan, including the consideration to be received by the Disinterested Shareholders, is fair to and in the best interests of the shareholders and recommended that the Board approve the Recapitalization Plan.

    - Based upon the Special Committee's recommendation and the fairness opinion delivered by Stephens Inc. to the Special Committee, the Board of the Company and the Boards of the Financing Subsidiaries believe that the Recapitalization Plan is fair to and in the best interests of the Company and its shareholders, including the Disinterested Shareholders.

    - Based upon the recommendation of the Special Committee and the Board's approval of the Recapitalization Plan, Messrs. LaGere and Paden believe that the Recapitalization Plan is fair to the Company and its shareholders, including the Disinterested Shareholders.

See "Special Factors--Recommendation of the Special Committee, Board of Directors, Financing Subsidiaries and Management; Fairness of the
Recapitalization Plan" and "Special Factors--Fairness Opinion of Financial Advisor."

FAIRNESS OPINION OF FINANCIAL ADVISOR

    The Special Committee retained Stephens Inc. to act as independent investment bankers and financial advisor to the Special Committee in connection with its consideration of the proposed cash consideration to be received by the Disinterested Shareholders under the Recapitalization Plan. At the meeting of the Special Committee held on November 14, 2000, Stephens delivered its opinion to the Special Committee that the consideration of $10.00 per share to be paid to the Disinterested Shareholders was fair, from a financial point of view, to the Disinterested Shareholders. The full text of the written opinion of Stephens, which summarizes the assumptions made, procedures followed, matters considered and scope of review, is attached hereto as Appendix C. See "Special Factors--Fairness Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS

    W. Brent LaGere is the Chairman of the Board of Directors, Chief Executive Officer and President of the Company, and Mark T. Paden is the Executive Vice President, Chief Financial Officer and a Director of the Company. Their interests are not the same as those of the Disinterested Shareholders, and the benefits they derive from the Recapitalization Plan will differ from those of the Disinterested Shareholders. As a result, Messrs. LaGere and Paden may have certain conflicts of interest inherent as a result of the benefits they will derive from the Recapitalization Plan. For example, the Recapitalization Plan will result in Messrs. LaGere and Paden being the sole holders of voting capital shares of the Company with the ability to control all aspects of the Company. In addition, they will be able to share a greater percentage of the benefits of the Company's future growth, cash flows and earnings, if any, than their current holdings would afford.

SOURCE OF FUNDS

    We estimate the total cost to be incurred by us in the Reverse Stock Split for payment of fractional shares, including transaction expenses of approximately $950,000, will be approximately $14.8 million. We intend to finance the transaction through a $2.4 million sale of additional Class A Common Shares to Messrs. LaGere and Paden, an intercompany loan of up to $11.8 million from Chandler Insurance (Barbados), Ltd., our direct subsidiary, and proceeds of approximately $775,000 from the exercise of outstanding options. Management believes that the use of the intercompany loan will not impair our financial position or the financial position of our subsidiaries. See "Special Factors--Source of Funds."

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash for fractional Common Shares will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, shareholders who receive cash in lieu of fractional Common Shares will generally recognize gain or loss equal to the difference between the shareholder's tax basis in the Common Shares and the amount of cash received. Holders of Common Shares are urged to consult their own tax advisor as to the tax consequences of the Recapitalization Plan. See "Special Factors--Material U.S. Federal Income Tax Consequences."

                              GENERAL INFORMATION

    The Recapitalization Plan will constitute a going private transaction as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Common Shares, and the Company will deregister the Common Shares under the Exchange Act if the Recapitalization Plan is approved and consummated. In connection with the Recapitalization Plan, the Company has filed a Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission (the "SEC"). Statements made in connection with this going private transaction are not subject to the Private Securities Litigation Reform Act of 1995.

PERSONS MAKING THE SOLICITATION

    The accompanying proxy is being solicited by the Board. In addition, the Company has retained Beacon Hill Partners, Inc. to assist in soliciting proxies on the Board's behalf in connection with the Special Meeting. The Company has agreed to reimburse Beacon Hill Partners, Inc. for its reasonable expenses and to pay them approximately $6,000 for their services. The cost of soliciting your proxy will be borne entirely by the Company and no other person or persons will bear such costs either directly or indirectly. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors and officers and employees of the Company and its subsidiaries without additional consideration. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of shares held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses they incur in connection with forwarding the solicitation material.

VOTING SECURITIES AND RECORD DATE

    The Company's only voting securities are Common Shares, $1.67 par value per share. As of January 15, 2001, there were approximately 140 holders of record and approximately 300 beneficial holders of Common Shares. Holders of record of
Common Shares outstanding at the close of business on       , 2001 (the "Record
Date") will be entitled to one vote for each Common Share held upon each matter to be voted upon at the Special Meeting and any adjournments or postponements thereof. At the close of business on the Record Date, the Company had
            Common Shares issued and outstanding and entitled to vote at the Special Meeting.

SHAREHOLDERS LIST

    A list of shareholders entitled to vote at the Special Meeting, which will be arranged in alphabetical order and which will show each shareholders's address and number of shares registered in his or her name, will be open to any shareholder to examine for any purpose related to the Special Meeting. Any shareholder may examine this list during ordinary business hours commencing
      , 2001, and continuing through       , 2001 at the principal office of the
Company at Anderson Square, Fifth Floor, Grand Cayman, Cayman Islands B.W.I.

QUORUM AND VOTE REQUIRED

    The presence, in person or by proxy, of the holders of a majority of Common Shares issued and outstanding and entitled to be voted as of the Record Date is necessary to constitute a quorum at the Special Meeting. Unless a quorum is present at the Special Meeting, no action may be taken at the Special Meeting except the adjournment thereof until a later time. Each Common Share is entitled to one vote at the Special Meeting. Abstentions and broker non-votes (i.e. shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon), if any, will not be included in vote totals and, as such, will have no effect on any proposal. However, abstentions and broker non-votes will be counted for purposes of determining if a quorum exists.

    The affirmative vote of the holders of two-thirds of the Common Shares which are present in person or by proxy and voted at the Special Meeting is required to approve the Recapitalization Plan at the Special Meeting. In addition, the affirmative vote of a majority of Common Shares held by Disinterested Shareholders which are present in person or by proxy and voted at the Special Meeting is required to approve the Recapitalization Plan (the "Disinterested Shareholders Vote"). Participants in the Chandler (U.S.A.), Inc. 401(k) Thrift Plan who do not elect to receive Series A Preferred Shares, and who will not receive Series B Preferred Shares or Series C Preferred Shares as part of the Recapitalization Plan, shall be deemed Disinterested Shareholders for purposes of the Disinterested Shareholders Vote and the Recapitalization Plan.

    As of the Record Date, the Continuing Shareholders beneficially owned 2,030,000 Common Shares, which represents approximately 62% of the outstanding Common Shares. The Continuing Shareholders are expected to vote all of their shares in favor of the Recapitalization Plan at the Special Meeting. The Company also believes that Common Shares beneficially owned on the Record Date by directors of the Company on the Special Committee will be voted in favor of the Recapitalization Plan. The members of the Special Committee unanimously approved the Recapitalization Plan, and the Board unanimously approved the Recapitalization Plan with Messrs. LaGere and Paden abstaining from the vote. See "Special Factors--Recommendation of the Special Committee, Board of Directors Financing Subsidiaries and Management; Fairness of the Recapitalization Plan."

    Although not required by the Cayman Islands Companies Law (the "Law"), the Reverse Stock Split will not be consummated, even if approved at the Special Meeting, until the repurchases of Common Shares held by the Continuing Shareholders and sales of new capital stock of the Company to the Continuing Shareholders are completed.

    THE BOARD, BASED UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS DETERMINED THAT THE RECAPITALIZATION PLAN IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ALL OF ITS SHAREHOLDERS, INCLUDING THE DISINTERESTED SHAREHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE RECAPITALIZATION PLAN, WITH MESSRS. LAGERE AND PADEN ABSTAINING FROM THE VOTE, AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL THEREOF.

    The Board is not aware of any other matter that will be presented for consideration at the Special Meeting. However, if any other matter should properly come before the Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof at the discretion of the proxy holders.

THE PROXY

    The Board has elected W. Brent LaGere and Mark T. Paden as proxies, and they are named as such on the proxy card, a form of which is included with this Proxy Statement. When shareholders have appropriately specified how their proxies should be voted, the shares represented by proxy cards will be voted accordingly. Unless the shareholder otherwise specifies therein, the shares represented by his proxy card(s) will be voted (i) FOR the Recapitalization Plan and (ii) at the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the Special Meeting. The Board does not know of any such other matter or business.

    Any shareholder giving a proxy may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy card or by attending the Special Meeting, withdrawing the proxy and voting in person. Your attendance at the Special Meeting will not constitute automatic revocation of the proxy. Beneficial owners of Common Shares held in the name of a broker or other intermediary may vote and revoke a previous vote only through, and in accordance with, procedures established by the record holder(s) or their agents(s).

                                SPECIAL FACTORS

DESCRIPTION OF RECAPITALIZATION PLAN

    At the Special Meeting, shareholders will consider and vote on the Recapitalization Plan. The Recapitalization Plan consists of the following components:

    - authorization and creation of Class A Common Shares, $0.50 par value (the "Class A Common Shares");

    - authorization and designation of the rights, preferences, privileges and restrictions granted to and imposed on the Series A Cumulative Convertible Preferred Shares $1.00 par value (the "Series A Preferred Shares"),
      Series B Cumulative Preferred Shares $1.00 par value (the "Series B Preferred Shares") and Series C Cumulative Preferred Shares $1.00 par value (the "Series C Preferred Shares");

    - amendments to the Company's Articles of Association providing for the repurchase of capital shares above market price and the payment of cash in lieu of issuing fractional shares;

    - repurchase all Common Shares owned by W. Brent LaGere and Mark T. Paden for $10.00 per share, after which Mr. LaGere will purchase 500,661
      Class A Common Shares, and Mr. Paden will purchase 125,165 Class A Common Shares for $10.00 per share;

    - repurchase up to approximately 410,000 Common Shares owned by the Chandler (U.S.A.), Inc. 401(k) Thrift Plan (the "Thrift Plan") for $10.00 per share, after which the Thrift Plan will purchase a like number of the Company's Series A Preferred Shares for its participants for $10.00 per share;

    - repurchase approximately 1,245,000 Common Shares owned by the Continuing Shareholders, other than Messrs. LaGere and Paden (the "Remaining Continuing Shareholders"), for $10.00 per share, after which the Remaining Continuing Shareholders will purchase approximately 485,000 Series B Preferred Shares and 760,000 Series C Preferred Shares for $10.00 per share; and

    - consummation of a 1-for-1,000,000 reverse stock split of our Common Shares by reducing the number of authorized Common Shares from 10,000,000 shares to ten shares and making a cash payment of $10.00 per pre-split Common Share in lieu of the issuance of resulting fractional shares. The Reserve Stock split will be effective immediately following the completion of each component of the Recapitalization Plan listed above.

    The Recapitalization Plan will involve various amendments to the Company's Memorandum of Association and Articles of Association. The proposed form for such amendments is set forth in Special Resolutions to Amend the Memorandum of Association and Articles of Association (the "Special Resolutions"), attached hereto as Appendix A.

    If the Recapitalization Plan is approved and implemented, the Company's Memorandum of Association and Articles of Association will be amended to authorize two classes of Common Shares: ten Common Shares and 2,100,000 Class A Common Shares. As described below, the Class A Common Shares will have substantially similar rights to the current outstanding Common Shares, except with regard to par value. See "--Comparison of Capital Stock Before and After Recapitalization Plan."

    If the Recapitalization Plan is approved and implemented, the Company intends to enter into a Repurchase and Subscription Agreement with Messrs. LaGere and Paden in order to repurchase their Common Shares and sell an estimated 625,826 Class A Common Shares to them (the "Class A Sale"). The
Class A Sale will not be implemented until the Recapitalization Plan is approved at the Special Meeting. Messrs. LaGere and Paden will also receive Series A Preferred Shares as part of the

Recapitalization Plan since as participants in the Thrift Plan they intend to elect to participate in a fund of the Thrift Plan which offers Series A Preferred Shares, more fully described below.

    If the Recapitalization Plan is approved and implemented, the Company's Memorandum of Association and Articles of Association will be amended to provide for the authorization and designation of the rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares. As described below, the amendment will designate 500,000 shares as Series A Preferred Shares, 600,000 shares as Series B Preferred Shares and 850,000 shares as Series C Preferred Shares and eliminate the previously established but undesignated Series D Preferred Shares. See "--Comparison of Capital Stock Before and After Recapitalization Plan."

    If the Recapitalization Plan is approved and implemented, the Company intends to enter into (i) Repurchase and Subscription Agreements with the Remaining Continuing Shareholders in order to repurchase currently outstanding Common Shares and to sell them approximately 485,000 Series B Preferred Shares and 760,000 Series C Preferred Shares and (ii) a Repurchase Agreement with the Thrift Plan in order to repurchase currently outstanding Common Shares held on behalf of participants in the Thrift Plan who elect to participate in a fund of the Thrift Plan which will offer approximately 410,000 Series A Preferred Shares (the "Preferred Shares Sale"). The Preferred Shares Sale will not be implemented until the Recapitalization Plan is approved at the Special Meeting.

EFFECTIVE DATE OF REVERSE STOCK SPLIT

    The Company reserves the right to withdraw the Recapitalization Plan from the shareholder approval process or postpone or adjourn the Special Meeting in order to consider any bona fide third party proposal that might provide greater value to the Disinterested Shareholders or for any other reason. If the Recapitalization Plan is approved, the Reverse Stock Split will be completed not later than 60 days following the Special Meeting (the "Effective Date"), unless extended by the Board due to the receipt of a bona fide third party proposal. The Recapitalization Plan does not contain nor is subject to any "break-up" fees or expenses or other deal protection devices. As a result, moving forward with the Recapitalization Plan would not restrict or impair the Company or the Board from considering or pursuing any bona fide third party proposal, either before or after shareholder approval is received. The nature of the Board's action in response to any third party proposal would depend on the type of proposal received after a review of applicable Cayman Islands law. In the event that the Board determines to recommend a third party proposal which requires shareholder approval an additional shareholders meeting would be called.

EFFECTS OF THE RECAPITALIZATION PLAN

    All Disinterested Shareholders and certain Continuing Shareholders will receive $10.00 per share in lieu of the issuance of any resulting fractional shares following the Reverse Stock Split for Common Shares owned by such shareholders immediately prior to the Reverse Stock Split. The Disinterested Shareholders will no longer be shareholders of the Company.

    If the Recapitalization Plan is approved and consummated, there will be no holders of Common Shares following the Reverse Stock Split. Messrs. LaGere and Paden will remain as shareholders, beneficially owning 100% of the outstanding Class A Common Shares and 22.7% of the outstanding Series A Preferred Shares, which will be held in their 401(k) accounts. The Thrift Plan and the Remaining Continuing Shareholders will remain as shareholders of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares.

    The Company plans, as a result of the Recapitalization Plan, to become a privately held company by terminating the registration of the Common Shares under the Exchange Act. Further, the Company will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the SEC. In addition, because the Common Shares will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act as of 90 days following the filing of the Form 15, and its officers and directors and shareholders owning more than 10% of the Common Shares will be relieved of the stock ownership reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. Among other things, the effect of this change will be a savings to the Company in not having to comply with the requirements of the Exchange Act.

    The Recapitalization Plan will decrease the number of issued and outstanding Common Shares from approximately 3,305,408 to zero shares. With the exception of the number of issued and outstanding shares, the terms of the Common Shares before and after the Recapitalization Plan will remain the same. As more fully described on page 17 under "Advantages and Disadvantages of the Recapitalization Plan," the Company believes that there are significant advantages in effecting the Recapitalization Plan and "going private," and the Company plans to avail itself of any opportunities it has as a private Company. Other than as described in this Proxy Statement, neither the Company nor its management has any current plans or proposals to effect any extraordinary corporate transactions, such as a merger, reorganization, or liquidation; to sell or transfer any material amount of its assets, except as may be needed to satisfy liabilities of the Company; to change its dividend policy or indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

    The Company currently has fully vested options outstanding to purchase 109,500 Common Shares. Of this number, options to purchase 1,500 Common Shares are held by a Continuing Shareholder. The Company anticipates that all option holders will exercise their options prior to the Effective Date of the Recapitalization Plan.

    REDUCTION IN NUMBER OF SHAREHOLDERS.  As of the Record Date, there were
      holders of record and approximately       beneficial owners of Common
Shares. The Recapitalization Plan will constitute a going private transaction as defined under Rule 13e-3 of the Exchange Act, and the Company has filed a Transaction Statement on Schedule 13E-3 with the SEC. The Company will file a Form 15 with the SEC to terminate the Exchange Act registration once the Recapitalization Plan is approved and consummated.

    The Recapitalization Plan will reduce the record number of holders of Common Shares of the Company from approximately 140 to zero. Approximately 110 record shareholders and 250 beneficial shareholders will receive cash in lieu of the issuance of resulting fractional shares following the Reverse Stock Split. These holders will no longer be shareholders of the Company and will not be entitled to dividends, if any are declared, nor will they receive the benefits or suffer the losses of any future changes in the value of capital stock of the Company.

    TERMINATION OF REGISTRATION WITH SECURITIES AND EXCHANGE COMMISSION. The Recapitalization Plan will result in the Common Shares no longer being registered under Section 12(g) of the Exchange Act. Under Section 12(g) and the SEC's rules promulgated thereunder, a company's stock can be de-registered upon application by the Company if it has less than 300 shareholders. De-registration of the Common Shares will result in the Company no longer being required to file periodic reports with the SEC. The elimination of legal and accounting costs associated with periodic reporting to the SEC and the reduced costs of mailings to fewer shareholders are expected to yield approximately $210,000 of savings in direct operating costs to the Company each year.

    REDUCTION IN THE NUMBER OF SHARES OUTSTANDING. The Company is authorized to issue ten million Common Shares, $1.67 par value per share, of which shares were issued and outstanding at the close of business on the Record Date. As proposed, and if effected, the Recapitalization Plan would eliminate all issued and outstanding Common Shares and would reduce the maximum number of

Common Shares which are authorized to ten shares, $1,670,000 par value. The Board does not presently have any plans for issuance of Common Shares following the Recapitalization Plan.

    INCREASE IN PERCENTAGE OF CAPITAL STOCK HELD BY CONTINUING
SHAREHOLDERS. The Recapitalization Plan will increase the percentage of capital stock ownership of each of the Continuing Shareholders. This increase will exist because the Company is paying cash in lieu of the issuance of fractional Common Shares resulting from the proposed Reverse Stock Split and no Common Shares will be issued and outstanding after the Reverse Stock Split. Furthermore, Messrs. LaGere and Paden will be the sole holders of Class A Common Shares, which will be the Company's only issued and outstanding voting capital stock, and the Thrift Plan and the Continuing Shareholders will be the sole holders of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares.

    CONTINUING SHAREHOLDERS' INTERESTS IN NET BOOK VALUE AND NET EARNINGS. As of September 30, 2000, the net book value of the Company was $50,984,000, and the Company's net loss for the nine months ended September 30, 2000 was $957,000. The Continuing Shareholders collectively held 61.7% of the outstanding Common Shares of the Company. After giving effect to the Recapitalization Plan and as of September 30, 2000, the net book value of the Company would have been $40,245,000, and the Company's net loss for the nine months ended September 30, 2000 would have been $957,000. Upon consummation of the Recapitalization Plan, the Continuing Shareholders will hold 100% of the capital stock of the Company, consisting of preferred shares with a total liquidation value of $18,811,000 and Class A Common Shares. As a result of the Recapitalization Plan, Messrs. LaGere and Paden will substantially increase their interests in the net book value of the Company and any future increases in the value of the Company. As of September 30, 2000, Mr. LaGere's interest in the Company's net book value was $6,980,000, or 13.7%, and Mr. Paden's interest in the Company's net book value was $447,000, or 0.9%. Upon consummation of the Recapitalization Plan, based upon the Company's pro forma net book value of $40,245,000 ($21,434,000 after deducting the liquidation value of all outstanding classes of preferred shares) as of September 30, 2000, Mr. LaGere's interest in the net book value after deducting the liquidation value of the preferred shares will increase to $17,147,000, or 80.0%, and Mr. Paden's interest in the net book value after deducting the liquidation of the preferred shares will increase to $4,287,000, or 20.0%. The Financing Subsidiaries (defined herein) have no interest in the net book value or net earnings of the Company since they are not shareholders of the Company.

    CONTINUING SHAREHOLDER RIGHTS. Shareholders who will be continuing holders of capital stock of the Company will have the voting, liquidation and dividend rights as set forth in "--Comparison of Capital Stock Before and After Recapitalization Plan." The Common Shares no longer will be registered with the SEC, and the Company will not be required to file quarterly, annual or other reports with the SEC.

REASONS FOR AND PURPOSE OF THE RECAPITALIZATION PLAN

    In recent years, the Company's Common Shares have been lightly traded. The limited demand that appears to exist for the Common Shares has caused
Messrs. LaGere and Paden to conclude that it would be in the best interests of the Company and the Disinterested Shareholders for the Company to be privately held. Messrs. LaGere and Paden further believe that recent price levels have presented them with the opportunity to return the Company to the status of a private company while affording the Disinterested Shareholders the opportunity to receive a price for their shares that is more advantageous than the price that has been available in the public marketplace. Furthermore, the Recapitalization Plan would relieve the Company of certain expenses incident to being a public company, eliminate various obligations applicable to a public company, increase management's flexibility to consider and initiate actions that may not be appropriate for a public company and give managers and employees of the Company increased participation in any future appreciation of the Company.

    In connection with the Recapitalization Plan, the outstanding equity interests in the Company of approximately 110 record holders and 250 beneficial holders of Common Shares will be purchased at a price determined to be fair by both the Special Committee and the Board in order (i) to eliminate the cost of maintaining numerous shareholder accounts, (ii) to permit shareholders to receive a fair price for their shares without having to pay brokerage commissions or find a private purchaser, (iii) to allow the Continuing Shareholders to own the Company and (iv) to relieve the Company of the administrative burden and cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of a public company under the Exchange Act. The Board believes that the Company derives no material benefit from the Company's status as a public company and that the monetary expense and burden to the Company significantly outweigh any material benefit that may be received by the Company. The Financing Subsidiaries are participating in the Recapitalization Plan in order to accomplish the same objectives of the Company as described in this Proxy Statement. To the extent to which the Recapitalization Plan is effectuated, the Continuing Shareholders will benefit in that they alone will hold capital stock in the Company and therefore may benefit from any future increase in the Company's earnings. See "--Advantages and Disadvantages of the Recapitalization Plan."

    The Company presently has approximately 140 record holders and approximately 300 beneficial holders of its Common Shares. Approximately 100 record shareholders own fewer than 1,000 shares. In the aggregate, these record shareholders comprise less than approximately 1% of the outstanding Common Shares. Approximately 180 beneficial shareholders own fewer than 1,000 shares. In the aggregate, these beneficial shareholders comprise approximately 3% of the outstanding Common Shares. The administrative burden and cost to the Company of maintaining records in respect of these numerous accounts and the associated cost of printing and mailing information to them is, in the Board's view, excessive given the Company's size. These expenditures result in no material benefit to the Company. The Recapitalization Plan will enable the Company to eliminate much of this cost.

    The Company had determined to remain a public corporation in the past to help facilitate a public market for its shares. From 1992 until recently, CenTra, Inc. and/or its affiliates have owned or controlled more than 40% of the outstanding shares. See "The Company--Share Repurchases." Those shares have now been canceled by implementation of a divestiture order issued by the U.S. District Court for the District of Nebraska. See "The Company--Share Repurchases." As a result, the trading volume of shares has been and continues to be limited. Because the stock is so thinly traded, many shareholders lack sufficient liquidity to sell their shares. The Recapitalization Plan offers the Disinterested Shareholders the opportunity to liquidate their interests at a price which is 70.4% above the highest market price for the 33 quarters preceding the public announcement of the proposed Recapitalization Plan.

    The Board believes that the disadvantages to being a public company outweigh any advantages. The Board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, the Company is not likely to make use of any potential advantage (for raising capital, effecting acquisitions or other purposes) that the Company's status as a reporting company may offer.

    The Company incurs direct and indirect costs associated with compliance with the SEC's filing and reporting requirements imposed on public companies. The Company estimates it will realize a savings in direct operating costs of approximately $210,000 annually. In addition, the Company incurs substantial indirect costs as a result of, among other things, the executive time expended to prepare and review such filings, which the Company estimates to be approximately 950 hours per year. Since the Company has relatively few executive personnel, these indirect costs can be substantial. In addition to direct monetary savings, if the Recapitalization Plan is effected, the time currently devoted to public company requirements could be devoted to other purposes such as sales, marketing, underwriting and/or operational projects to further promote the Company's business.

    Although all of these factors have existed for some time, the Company began to consider options that could accomplish the Company's objectives in 1998. This led to the Company consulting legal counsel regarding the options available and tax implications during 1999. Counsel provided a clear and detailed analysis of the Company's options, risks and expenses relative to the public market. The Company's analysis of these issues, which is detailed in this Proxy Statement, led to the development of the Recapitalization Plan.

    The Board has determined that the Recapitalization Plan is the most expeditious and economical way of liquidating the Disinterested Shareholders and changing the Company's status from that of a reporting company to that of a more closely held, non-reporting company. Several factors were considered in reaching its determination. See "Special Factors--Recommendation of the Special Committee, Board of Directors, Financing Subsidiaries and Management; Fairness of the Recapitalization Plan" and "Special Factors--Fairness Opinion of Financial Advisor." The Board also considered numerous alternatives but determined that the Recapitalization Plan was the most favorable method. See "Special Factors--Background of the Transaction."

    First, since at least 1992, the trading market for the Common Shares has been limited. Given the difficulty for common shareholders to dispose of any significant number of Common Shares, the Company chose to maximize the number of shareholders who would receive fair value for their shares.

    Second, the Board believed that it is highly speculative whether the Common Shares would ever achieve significant market value because of the Company's commitment to remain a regional business. Therefore, the Board determined to provide value, which is higher than what can be achieved in the open market, to as many of the holders of Common Shares as possible. In light of the Company's objectives as stated above, the Board believed a reverse stock split better accomplished its goals than other going private alternatives.

    Third, the Company's financial condition has not experienced improvement during the past two years, and there is no assurance that the Company will experience profitable growth. The Company believes that it is in the best interests of the holders of Common Shares to provide liquidity today to the maximum number of shareholders.

    Disinterested Shareholders will no longer have any equity interest in the Company and will not participate in any future earnings of the Company or any increases in the value of the Company's assets or operations. Only the Continuing Shareholders will benefit from any future increase in the Company's earnings. Messrs. LaGere and Paden will continue to have a common equity interest in the Company after the Recapitalization Plan, but such shares will not be freely tradeable. See "Special Factors--Recommendation of the Special Committee, Board of Directors, Financing Subsidiaries and Management; Fairness of the Recapitalization Plan' and "Special Factors--Fairness Opinion of Financial Advisor."

COMPARISON OF CAPITAL STOCK BEFORE AND AFTER RECAPITALIZATION PLAN

    The Memorandum of Association currently authorizes 10,000,000 Common Shares and 3,000,000 Preferred Shares, $1.00 par value per share (the "Preferred Shares"). At the close of business on the Record Date, the Company had
outstanding       Common Shares and no Preferred Shares. The Recapitalization
Plan would reduce the authorized Common Shares of the Company from an aggregate of 10,000,000 shares to ten shares. The Recapitalization Plan would also authorize 2,100,000 Class A Common Shares, 500,000 Series A Preferred Shares, 600,000 Series B Preferred Shares and 850,000 Series C Preferred Shares. After implementation of the Recapitalization Plan, approximately zero Common Shares, 625,000 Class A Common Shares, 410,000 Series A Preferred Shares, 485,000 Series B Preferred Shares and 760,000 Series C Preferred Shares will be issued and outstanding. The Company will also reserve approximately 410,000 Class A Common Shares for possible issuance upon conversion of the Series A Preferred Shares. After implementation of the Recapitalization Plan, approximately ten Common Shares, 1,065,000 Class A Common Shares, 90,000
Series A Preferred Shares, 115,000 Series B Preferred Shares and 90,000
Series C Preferred Shares will be authorized but unissued and available for issuance from time to time by the Company for any proper corporate purpose. No other capital shares would be authorized and available for issuance.

    The current rights, powers and limitations of the Common Shares and Preferred Shares are set forth in Ordinary and Special Resolutions to Authorize Preferred Shares, adopted as of May 7, 1988, which amended Paragraph 6 of the Company's Memorandum of Association and Section 7 to Article VIII of the Company's Articles of Association, which are attached to this Proxy Statement as Appendix B. The proposed rights, powers and limitations of the Common Shares, Class A Common Shares, Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares to be outstanding following the Recapitalization Plan will be set forth in the Special Resolutions, the proposed form of which is attached to this Proxy Statement as Appendix A.

    The following comparison of rights, powers and limitations should be read in conjunction with, and is qualified in its entirety by reference to, such Appendices A and B.

    CAPITAL STOCK BEFORE RECAPITALIZATION PLAN.

       Common Shares.

        Voting Rights. Holders of the Company's Common Shares are entitled to one vote per share on all matters to be voted on by shareholders generally, including the election of directors.

        Dividends and Liquidation Rights. Holders of the Company's Common Shares shall be entitled to participate equally in all dividends payable with respect to the Common Shares and to share ratably, subject to the rights and preferences of any Preferred Shares, in all assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, or upon any distribution of the assets of the Company.

        Preferred Shares. Currently, the Company's Memorandum of Association authorizes 3,000,000 Preferred Shares. The Company's Articles of Association sets forth the general rights, preferences, privileges and restrictions of the Preferred Shares and has established four series of Preferred Shares, but none of the Preferred Shares have been designated. Three of the established series of Preferred Shares are redeemable, and one of the established series of Preferred Shares is not redeemable. All series of the Preferred Shares are otherwise identical and rank in parity with any other series of Preferred Shares. However, the Board is allowed to set forth other rights, preferences, privileges and restrictions when the Preferred Shares are designated into a particular series.

    CAPITAL STOCK AFTER RECAPITALIZATION PLAN. The following is a description of the two classes of common shares and three series of preferred shares which will be authorized if the Recapitalization Plan is approved and implemented:

        Common Shares. The rights of holders of Common Shares will be the same before and after the consummation of the Recapitalization Plan, and will be substantially the same as the rights of holders of the Class A Common Shares. However, there will be no Common Shares issued and outstanding following the Recapitalization Plan. Currently, the Company has no plans to effect any offering of the Common Shares following the Recapitalization Plan. Furthermore, following the Reverse Stock Split, there will only be ten Common Shares, $1,670,000 par value, authorized and available for issuance.

       Class A Common Shares.

        Voting Rights. Holders of the Company's Class A Common Shares are entitled to one vote per share on all matters to be voted on by shareholders generally.

        Dividends and Liquidation Rights. Holders of the Company's Class A Common Shares shall be entitled to participate equally in all dividends payable with respect to the Common Shares and the Class A Common Shares and to share ratably, subject to the rights and preferences of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, in all assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, or upon any distribution of the assets of the Company.

        Series A Preferred Shares. The Company will repurchase the Common Shares held by the Thrift Plan, and the Thrift Plan will allow participants to elect to invest in the Company's Series A Preferred Shares immediately following the repurchase. The following is a summary of the material terms of the Series A Preferred Shares:

        Dividends. The holders of Series A Preferred Shares will receive cash dividends at an annual rate of 6% of the liquidation value per share of $11.00. Dividends accrue if not paid and are cumulative from the date of issuance. However, the dividends accruing and payable on the Series A Preferred Shares are payable only out of funds legally available for such purpose.

        Liquidation Preference. For dividends or distribution of assets upon liquidation, dissolution or winding up of the Company, the Series A Preferred Shares rank senior to any Common Shares, Class A Common Shares and all subsequently issued classes and series of capital shares of the Company and in parity with the Series B Preferred Shares and Series C Preferred Shares. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Shares will receive $11.00 per share plus all accrued and unpaid dividends. A merger or consolidation of the Company, or the merger of any other corporation into the Company, or a sale of all or substantially all of the assets of the Company, shall be treated as a liquidation, dissolution or winding up of the Company. However, a consolidation, merger or sale of all or substantially all assets will not be treated as a liquidation, dissolution or winding up of the Company unless the Company's shareholders will, immediately after such transaction, hold less than 50% of the voting power of the surviving or acquiring entity.

        Conversion. Each share of Series A Preferred Shares is convertible into one Class A Common Share, subject to adjustment.

        Voting Rights.  The Series A Preferred Shares do not have voting rights.

        Series B Preferred Shares. The Company will repurchase the Common Shares held by certain management shareholders and will sell those shareholders Series B Preferred Shares immediately following the repurchase. The following is a summary of the material terms of the Series B Preferred Shares:

        Dividends. The holders of Series B Preferred Shares will receive cash dividends at an annual rate of 6% of the liquidation value per share of $11.00. Dividends accrue if not paid and are cumulative from the date of issuance. However, the dividends accruing and payable on the Series B Preferred Shares are payable only out of funds legally available for such purpose.

        Liquidation Preference. For dividends or distribution of assets upon liquidation, dissolution or winding up of the Company, the Series B Preferred Shares rank senior to any Common Shares, Class A Common Shares and all subsequently issued classes and series of capital shares of the Company and in parity with the Series A Preferred Shares and Series C Preferred Shares. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Shares will receive $11.00 per share plus all accrued and unpaid dividends. A merger or consolidation of the Company, or the merger of any other corporation into the Company, or a sale of all or substantially all of the assets of the Company, shall be treated as a liquidation, dissolution or winding up of the Company. However, a consolidation, merger or sale of all or substantially all assets will not be treated as a liquidation, dissolution or winding up of the Company unless the Company's shareholders will, immediately after such transaction, hold less than 50% of the voting power of the surviving or acquiring entity.

        Conversion. The Series B Preferred Shares are not convertible into any other class of capital shares of the Company.

        Voting Rights.  The Series B Preferred Shares do not have voting rights.

        Series C Preferred Shares. The Company will repurchase the Common Shares held by certain key shareholders and will sell those shareholders
Series C Preferred Shares immediately following the repurchase. The following is a summary of the material terms of the Series C Preferred Shares:

        Dividends. The holders of Series C Preferred Shares will receive cash dividends at an annual rate of 8 1/2% of the liquidation value per share of $12.00. Dividends accrue if not paid and are cumulative from the date of issuance. However, the dividends accruing and payable on the Series C Preferred Shares are payable only out of funds legally available for such purpose.

        Liquidation Preference. For dividends or distribution of assets upon liquidation, dissolution or winding up of the Company, the Series C Preferred Shares rank senior to any Common Shares, Class A Common Shares and all subsequently issued classes and series of capital shares of the Company and in parity with the Series A Preferred Shares and Series B Preferred Shares. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Shares will receive $12.00 per share plus all accrued and unpaid dividends. A merger or consolidation of the Company, or the merger of any other corporation into the Company, or a sale of all or substantially all of the assets of the Company, shall be treated as a liquidation, dissolution or winding up of the Company. However, a consolidation, merger or sale of all or substantially all assets will not be treated as a liquidation, dissolution or winding up of the Company unless the Company's shareholders will, immediately after such transaction, hold less than 50% of the voting power of the surviving or acquiring entity.

        Conversion. The Series C Preferred Shares are not convertible into any other class of capital shares of the Company.

        Voting Rights. The Series C Preferred Shares shall have no voting rights.

CAPITAL SHARE REPURCHASES AMENDMENT

    If the Recapitalization Plan is approved and implemented, the Company's Articles of Association will be amended to provide the Company with more extensive ability to repurchase capital shares. Currently, the Company's Articles of Association allow the Board to repurchase issued capital shares at or below market value. As described below, this amendment is intended also to provide the Board with the ability to repurchase Common Shares in any manner, including above market value, approved by the Company's shareholders.

    The Board has approved and recommends the adoption of an amendment to the Articles of Association of the Company which would amend Article XII of the Articles of Association to read in its entirety as follows:

                                  ARTICLE XII
                           CAPITAL SHARE REPURCHASES

        The Board of Directors, in its sole discretion, may authorize repurchases of any and all of the Company's issued capital shares at any time at or below the then prevailing market value. Furthermore, subject to the provisions of the Law and the Memorandum of Association and without prejudice to any other Article contained herein, the Board may authorize repurchases of any and all of the Company's issued capital shares, including any redeemable capital shares, at any time, provided that the manner of repurchase has first been authorized by Ordinary or Special Resolution of the Company's shareholders, and may make payment therefor or for any redemption of capital shares in any manner authorized by the Law, including out of the Company's capital.

    Currently, this Article only allows the Board to authorize repurchases at or below the then prevailing market value. The amendment would also allow the Company to repurchase capital shares, subject to shareholder approval, at a price over the prevailing market value. The Board has determined that the adoption of this amendment to the Articles of Association is in the best interests of the Company. The purpose for the amendment is to give the Company the ability to repurchase capital shares, subject to shareholder approval, held by the Continuing Shareholders as part of the Recapitalization Plan. However, neither the Class A Sale nor the Preferred Share Sales, which include such repurchases, would occur if the Recapitalization Plan is not approved at the Special Meeting.

PAYMENT IN LIEU OF FRACTIONAL SHARES AMENDMENT

    If the Recapitalization Plan is approved and implemented, the Company's Articles of Association will also be amended to provide for payment of cash in lieu of issuing fractional shares at a price determined to be fair by an investment banking firm selected by an independent committee of the Board. Currently, the Company's Articles of Association do not address the status of fractional shares when such shares exist. As described below, this amendment is intended to provide the Board with this ability.

    The Board has approved and recommends the adoption of an amendment to the Articles of Association of the Company which would add a new Article XII to the Articles of Association that would read in its entirety as follows:

                                  ARTICLE XIII
                               FRACTIONAL SHARES

        The Board of Directors, in its sole discretion, may authorize the payment of cash in lieu of issuing fractional shares of the Company at any time at a price determined to be fair by an independent investment banking firm selected by an independent committee of the Board of Directors.

    The amendment would allow the Company to pay shareholders cash in lieu of issuing fractional shares at a price determined to be fair. The Board has determined that the adoption of this amendment to the Articles of Association is in the best interests of the Company. The purpose for the amendment is to give the Company the ability to pay shareholders cash in lieu of issuing fractional shares which would be created by the Recapitalization Plan. However, neither the Reverse Stock Split nor the payment of cash in lieu of the issuance of any resulting fractional shares following the Reverse Stock Split would occur if:
(i) the Recapitalization Plan is not approved at the Special Meeting and
(ii) the and Preferred Share Sales are not completed.

ADVANTAGES AND DISADVANTAGES OF THE RECAPITALIZATION PLAN

    The Recapitalization Plan will present certain potential advantages and disadvantages to the Company, the Continuing Shareholders and the Disinterested Shareholders, respectively.

    THE COMPANY AND THE CONTINUING SHAREHOLDERS. The potential advantages of the Recapitalization Plan to the Company and the Continuing Shareholders include the following:

    - Eliminate Public Disclosure and Reporting Obligation. As a publicly held corporation, the Company's operations and financial situation are open to public scrutiny. Information concerning the Company, officers, directors, and certain shareholders (information not ordinarily disclosed by privately-held companies) will no longer be available to competitors once the Recapitalization Plan has been approved and consummated.

    - Eliminate Undue Management Demands. Once the Recapitalization Plan has been approved and consummated, top management at the Company will be able to focus on the Company's business rather than being consumed by preparing written information about financial results and other Company matters that must be reported to the public and the SEC once the Recapitalization Plan has been approved and consummated.

    - Eliminate Certain Costs. The costs of administration, legal, accounting, and other fees associated with operating as a public company subject to the reporting requirements of the Exchange Act will be eliminated once the Recapitalization Plan has been approved and consummated.

    - Benefit from the Company's Future Growth. The Continuing Shareholders will have the opportunity to benefit from the Company's future growth, cash flows and earnings, if any.

    The potential disadvantages of the Recapitalization Plan to the Company and the Continuing Shareholders include the following:

    - Limited Access to Capital Markets. The Company may have limited or reduced access to capital to finance future growth plans, meet working capital needs, acquire other businesses, invest in facilities and equipment or retire existing debt once the Recapitalization Plan has been approved and consummated.

    - Loss of Shareholder Control. Once the Recapitalization Plan is approved and consummated, Messrs. LaGere and Paden's ownership of all the voting capital stock of the Company will result in their complete control of the Company and their exclusive ability to effect any fundamental corporate changes without the approval of the Thrift Plan or any of the Remaining Continuing Shareholders.

    - Loss of Liquidity. Once the Recapitalization Plan has been approved and consummated, there will be no public market for any of the capital stock of the Company. Thus, the Continuing Shareholders may be unable to quickly dispose of their shares at a readily ascertainable price due to the absence of a public market for the Company's shares.

    - Decreased Access to Information. The Company intends to terminate the registration of its Common Shares under the Exchange Act if the Recapitalization Plan is approved and consummated. As a result of such termination, the Company will no longer be subject to the periodic reporting requirements under the Exchange Act; therefore, holders of capital stock will not have access to the same types of information required by these reporting requirements.

    THE DISINTERESTED SHAREHOLDERS. The potential advantages of the Recapitalization Plan to the Disinterested Shareholders include:

    - Fair Price Without Brokerage Commission. The Disinterested Shareholders will receive what the Board considers a fair purchase price, in cash, of $10.00 per share in lieu of the issuance of resulting fractional shares following the Reverse Stock Split with no commission or fees subtracted therefrom if the Recapitalization Plan is approved and consummated.

    - Purchase Price Above Market Price. The Disinterested Shareholders will receive $10.00 per share in lieu of the issuance of resulting fractional shares following the Reverse Stock Split, which is 30% over the closing bid price of the Common Shares one day prior to the public announcement of
      the Recapitalization Plan and   % over the closing bid price on the Record
      Date. In addition, the purchase price is 70.4% above the highest market price during the 33 quarters prior to the public announcement of the proposed Recapitalization Plan.

    - Liquidity. With some exceptions, the market price for the Common Shares has been idle with little or no trading volume. As a result, it has become increasingly difficult for shareholders to dispose of any significant number of Common Shares. The limited trading volume, lack of institutional sponsorship, small public float of the Common Shares, small market capitalization of the Company and lack of research attention from market analysts have all continued to affect adversely the trading market for the Common Shares for an extended period of time. If approved and consummated, the Recapitalization Plan will enable the Disinterested Shareholders to dispose of their Common Shares at a fair price notwithstanding the thin market for the Common Shares rather than continue to own these shares subject to the risks presented by the limited trading market.

    - Lack of Analyst Coverage. The Company is not aware of any analyst coverage for the past several years; therefore, shareholders have not had the benefits of any analysts' report regarding the Company.

    - No Investment Risk. The Recapitalization Plan would remove future investment risks associated with holding Common Shares. Such risks include: general economic conditions, the Company's ability to raise capital, volatility of earnings, the uncertain outcome of pending or future litigation, the uncertainty of operating results, the competitive environment, the Company's ability to attract and retain key management, fluctuation in the Company's ratings, and the uncertainty of insurance regulatory compliance.

    The potential disadvantages of the Recapitalization Plan to the Disinterested Shareholders are as follows:

    - No Benefit from the Company's Future Growth. If the Recapitalization Plan is consummated, the Disinterested Shareholders will not have the opportunity to benefit from the Company's future growth, cash flows and earnings, if any.

    - Taxable Event. The Disinterested Shareholders' receipt of cash in lieu of the issuance of any resulting fractional shares following the Reverse Stock Split will constitute a taxable transaction for federal income tax purposes if the Recapitalization Plan is approved and consummated.

    - No Benefits from Future Transactions. If the Recapitalization Plan is consummated, the Disinterested Shareholders will not have the opportunity to benefit from any potential future sale, merger or other transaction that could result in additional consideration to the Company's shareholders.

BACKGROUND OF THE RECAPITALIZATION PLAN

    Of the Company's approximately 140 shareholders, 100 hold 1,000 or fewer shares and represent less than 1% of the outstanding Common Shares. The Board and the Company's management have held the view that the continued expense and burden of maintaining small shareholder accounts is not cost efficient for a business the size of the Company. Many of the Company's shareholders' interests are so small that brokerage commissions or administrative inconvenience deter them from selling shares. The Board also holds the view that the Company generally derives no material benefit from continued registration under the Exchange Act. The Company has remained a public corporation in the past to help facilitate a public market for the shares. That market has not been as active or liquid as the Company's management and some shareholders have desired. The Board decided to consider a reverse stock split as a means to liquidate the interests of holders of Common Shares at a fair price and then to deregister under the Exchange Act. For a discussion as to why the Recapitalization Plan is being proposed at this time, see "--Reasons and Purpose of the Recapitalization Plan."

    In 1992, the Company attempted a going private transaction, but the transaction was withdrawn because of the substantial share purchases by CenTra, Inc. and its affiliates described under "--Reasons for and Purposes of the Recapitalization Plan." In 1998, the Company began considering whether to remain a public company or to explore options that would make the Company privately held. The Company considered a number of alternatives, including continuing as a public company, a stock repurchase program, a tender offer, merger, corporate reorganization, liquidation and a reverse stock split.

    In December 1999 and January 2000, Mr. LaGere, the Company's Chairman of the Board, Chief Executive Officer and President, and Mr. Paden, the Company's Executive Vice President, met with representatives of the Company regarding the different options available in light of the composition of the Company's shareholders. After several discussions concerning the legal and technical aspects, Messrs. LaGere and Paden presented pertinent considerations and a proposal of a reverse stock split with a cash payment of $10.00 per issued Common Share in lieu of the issuance of any resulting fractional shares to the Board in June 2000. On June 5, 2000, the Board created a Special Committee of the Board of Directors, composed of Robert L. Rice, James M. Jacoby and Paul A. Maestri. The members of the Special Committee are not employees of the Company and have no business relations with Messrs. LaGere and Paden. In June 2000, Mr. LaGere publicly announced the intent to formulate a plan, led by senior management and key shareholders of the Company, which would result in the Company becoming privately held.

    In considering the alternatives for effecting a going private transaction, Messrs. LaGere and Paden concluded that the Recapitalization Plan with the Reverse Stock Split was the best alternative for the holders of Common Shares and the Company. Continuing as a public company was not considered a viable alternative primarily because the Common Shares are thinly traded; therefore, shareholders are unable to sell any significant number of shares without a negative impact on the trading price of the Common Shares, and since the Company has no control over sales made by shareholders, any potential sale by one shareholder could decrease the trading price for all shareholders. In analyzing various indications of the Company's going concern value, the Board and the Special Committee noted in particular the Company's recent operating performance and the fact that it is operating in an extremely competitive environment with companies possessing substantially greater resources and marketing capability than the Company. The fact that a relatively small increase in the Company's loss ratio could significantly reduce its going concern value was also considered.

    A stock repurchase plan could be expected to cash out some shareholders and increase earnings per share; however, the Company rejected this alternative because it would probably not cash out all public shareholders and would not relieve the administrative inconvenience and costs associated with being a public company. Since the Company desired to purchase the Common Shares of all of the

Disinterested Shareholders, it was considered highly unlikely that a Company tender offer would accomplish that result.

    A merger transaction was not an option as the Company was unaware of a suitable merger candidate, nor did it look for one as management believed that the expenses which would be required in a merger transaction would not be justified in light of the complexities and uncertainties associated with regulatory requirements. Furthermore, the Special Committee and the Board determined not to engage an investment banker to solicit potential purchasers for the Company because:

    - management's intent to take the Company private has been publicly announced as early as 1992 and no serious indications of interest have been received by the Company from any potential purchaser since that time;

    - an effort to formally "shop" the Company would require additional delay and expense with no assurance that any potential purchaser would be found or that a purchase transaction would be able to be negotiated and consummated;

    - no assurance could be given that required regulatory approval could be obtained for any potential third acquirer;

    - the Continuing Shareholders have informed the Board that they intend to retain a substantial amount of their equity interests in the Company and, therefore, any sale to a third party would be limited to a small number of equity interests held by the Continuing Shareholders and the equity interests currently held by the Disinterested Shareholders;

    - it is unlikely that any third party would be interested in purchasing only the minority equity interest in the Company held by the Disinterested Shareholders;

    - the recent downgrade of National American Insurance Company's ("NAICO") A.M. Best rating results in making the Company a less attractive acquisition candidate;

    - the Board may consider any third party proposal that may be received at any time prior to the consummation of the Recapitalization Plan and may elect to adjourn the Special Meeting or terminate the proposed transaction in order to pursue any third party proposal;

    - the Board's ability to consider and pursue any third party proposal without incurring any type of "break-up" fee or other requirement has been publicly announced;

    - no assurance could be given that the Continuing Shareholders' offer would remain available; and

    - the Continuing Shareholders have agreed not to sell the Company for at least 18 months after the Recapitalization Plan is consummated, confirming management's belief that no third party interest in the Company as an acquisition candidate currently exists.

    The liquidation of the Company was determined not to be a reasonable alternative. The Special Committee and the Board noted that:

    - the Continuing Shareholders have expressed their desire to retain a substantial amount of their equity interests in the Company;

    - the Company's primary real estate asset consists of approximately 125,000 square feet of office buildings located in Chandler, Oklahoma and such property would be difficult to sell at a favorable price because the property constitutes the largest amount of commonly owned office space in Chandler, Oklahoma and there are no other users of that amount of office space located in Chandler, Oklahoma;

    - regulatory approvals by insurance regulatory agencies would be required in connection with any liquidation of the Company;

    - any wind-up and run-off of the Company's insurance business would require several years to accomplish because assets must be maintained to satisfy policyholder claims so long as insurance policies remain in effect; consequently, any distribution to shareholders would be limited or prohibited during such period; and

    - the Company would be required to continue to incur the expenses incident to maintaining its status as a public company during the liquidation period of several years. Based upon the foregoing, the Special Committee and the Board do not believe that liquidation could have resulted in greater value being received by the Disinterested Shareholders.

    The Recapitalization Plan with the Reverse Stock Split was chosen because, if approved by shareholders, its outcome was certain, expenses incurred by the Company were less than other alternatives, and shareholders would receive cash for their shares as opposed to a corporate reorganization where shareholders might not receive a cash payment. Further, from a timing standpoint, the other alternatives would have delayed the Company's deregistration under the Exchange Act as compared to the Recapitalization Plan.

    After its creation, the Special Committee convened on June 5, 2000 and appointed Mr. Rice as Chairman of the Special Committee. The Special Committee requested that Mr. LaGere present the Company and the Board with a more detailed offer outlining the terms of the Continuing Shareholders' proposal. On June 12, 2000, the Special Committee held a telephonic meeting and decided to seek independent counsel and interview investment bankers to act as financial advisors regarding the financial terms of the proposal of the Continuing Shareholders. The Special Committee engaged an independent law firm to act as the Special Committee's legal counsel. The Company received a formal offer letter from Mr. LaGere and the Continuing Shareholders on July 31, 2000. Through July and August of 2000, the Special Committee interviewed investment bankers and engaged Stephens Inc. ("Stephens") to act as the Special Committee's independent investment banker and financial advisor. In September 2000, the Special Committee had a meeting with Stephens and received Stephens' preliminary analysis of the Continuing Shareholders' offer. The Special Committee held another meeting with Stephens on November 6, 2000 where Stephens presented its final analysis of the Continuing Shareholders' offer and indicated that it would be in a position to issue a fairness opinion on the proposed cash consideration to be paid to the Disinterested Shareholders. On the same day, the Special Committee met with Mr. LaGere to negotiate the terms of the Continuing Shareholders' offer, and Mr. LaGere agreed to an 18-month standstill agreement, mechanisms whereby the shareholder meeting could be adjourned to allow the Board to consider other superior acquisition proposals and a press release announcing the transaction. At the November 14, 2000 meeting of the Special Committee, Stephens delivered its written opinion and advised the Special Committee that the cash consideration of $10.00 per Common Share was fair to the Disinterested Shareholders from a financial point of view. The Special Committee unanimously approved the Recapitalization Plan and recommended that the Board approve and recommend the Recapitalization Plan to the Company's shareholders for approval on November 15, 2000. See "--Recommendation of the Special Committee and Board of Directors; Fairness of the Recapitalization Plan."

    On November 15, 2000, the Board unanimously voted to adopt the recommendation of the Special Committee as its own, with Messrs. LaGere and Paden abstaining from the vote. The Board determined to pursue the Recapitalization Plan with the Reverse Stock Split at a ratio of 1-for-1,000,000 and cause the Company to make a cash payment in lieu of issuing fractional shares resulting therefrom. The Board determined to pursue the reverse split ratio of 1-for-1,000,000, because it desired to cash out all holders of Common Shares, except certain shares held by Continuing Shareholders which would be exchanged for other shares of capital stock of the Company immediately prior to the Reverse Stock Split. This would allow the Disinterested Shareholders to liquidate their shares at a fair price rather than remaining minority shareholders in a private company. The ratio of

1-for-1,000,000 would have the effect of cashing out all Disinterested Shareholders. See "--Reason and Purpose of the Recapitalization Plan."

RECOMMENDATION OF THE SPECIAL COMMITTEE, BOARD OF DIRECTORS, FINANCING
  SUBSIDIARIES AND MANAGEMENT; FAIRNESS OF THE RECAPITALIZATION PLAN

    The Boards of the Company, Chandler Insurance (Barbados), Ltd. ("Chandler Barbados"), Chandler (U.S.A.), Inc. ("Chandler USA") and NAICO (Chandler Barbados, Chandler USA and NAICO are collectively referred to as the "Financing Subsidiaries") have determined that the Recapitalization Plan, including the cash amount to be paid in lieu of fractional shares resulting from the Reverse Stock Split and procedure for approving the Recapitalization Plan, is fair to, and in the best interest of, the shareholders, including the Disinterested Shareholders. The Board recommends that the shareholders vote for approval and adoption of the Recapitalization Plan. W. Brent LaGere and Mark T. Paden, individually, believe that the Recapitalization Plan is fair to the Disinterested Shareholders of the Company and considered the same factors as the Board considered in reaching that conclusion. All references to conclusions by the Board as to fairness and to factors considered by the Board apply as well to Messrs. LaGere and Paden, each of whom did not quantify or otherwise attach relative weights to the specific factors that they considered. Each member of the Board and each officer of the Company who owns Common Shares and the Continuing Shareholders have advised the Company that they intend to vote their shares in favor of the Recapitalization Plan.

    On June 5, 2000, the Board established the Special Committee to review and evaluate the fairness of the Recapitalization Plan and make a recommendation to the Board. The Special Committee is composed of three of the Company's outside directors, Messrs. Robert L. Rice, James M. Jacoby and Paul A. Maestri, each of whom owns less than 1% of the Company's Common Stock and none of whom is an officer or employee of the Company. The Special Committee retained Stephens, an independent investment banking firm, to assist it in determining the fairness of the cash consideration proposed to be paid to the Disinterested Shareholders from a financial point of view.

    At a meeting of the Special Committee held on November 14, 2000, which was attended in person by all members of the Special Committee, the Special Committee unanimously approved the Recapitalization Plan and recommended that the Board approve the Recapitalization Plan and recommend it to the Company's shareholders for approval. At a meeting of the Board held on November 15, 2000, the Board unanimously adopted the recommendation of the Special Committee as its own, unanimously approved the Recapitalization Plan and unanimously recommended the matter to the shareholders, with Messrs. LaGere and Paden abstaining from the vote. All members of the Board were present in person at the meeting.

    In determining the fairness of the cash consideration to be paid in lieu of fractional shares and to recommend approval of the Recapitalization Plan, the Special Committee and the Board reviewed and considered a number of factors, and in the case of the Board, the recommendations of the Special Committee, including the following:

    - the benefits to the Company and its Disinterested Shareholders in deregistering the Common Shares under the Exchange Act;

    - the effects of the Reverse Stock Split on the Company and its Disinterested Shareholders;

    - the fairness opinion received by the Special Committee from Stephens that the $10.00 per share to be received by the Disinterested Shareholders is fair to the Disinterested Shareholders from a financial point of view;

    - the net book value of the Common Shares, historical and current market prices of the Common Shares, the Company's historical performance and return on equity;

    - Stephens' presentation and report regarding its analysis of various valuation reference ranges;

    - the fact that the Reverse Stock Split consideration is more than 21% above the market price of the Common Shares as of November 13, 2000;

    - the fact that the Common Shares are thinly traded, thus resulting in a limitation on the volume of Common Shares that can be purchased or sold by a Disinterested Shareholder without any material impact on market price;

    - current and historical market prices of the Common Shares over the last five years;

    - the fact that the Company has never paid cash dividends on its Common Shares and that the Board has no present intention of declaring or paying any dividends;

    - the assets, obligations, operations, and earnings of the Company and its subsidiaries taken as a whole;

    - the fact that shareholder litigation is pending against the Company as more fully described on page 38 under "Litigation.";

    - the Special Committee's judgment regarding the prospects of the Company based on management's projections; and

    - all of the terms and conditions of the Recapitalization Plan, taken as a whole.

    The Special Committee and the Board specifically considered the following negative factors affecting the Company and the Disinterested Shareholders in determining the fairness of the transaction and the cash consideration to be paid in lieu of fractional shares:

    - the fact that deregistering the Company under the Exchange Act would remove the option of future public financing and possibly increase the Company's cost of capital;

    - the fact that the Disinterested Shareholders would have no continuing equity interest in the Company and therefore would not participate in the Company's future potential growth and earnings or any potential future transaction that might result in additional consideration to the Disinterested Shareholders;

    - the fact that the Disinterested Shareholders have no dissenters' appraisal rights available under the Law;

    - the fact that the Company is a party to pending litigation challenging the Recapitalization Plan; and

    - the fact that no third party offers have been received by the Company.

    The Special Committee and the Board determined that each of the foregoing factors generally supported the conclusion that the Recapitalization Plan is fair to the shareholders, including the Disinterested Shareholders. The Special Committee and the Board concluded that the foregoing factors indicated that the alternative of not proceeding with the Recapitalization Plan would not be as financially attractive to the Disinterested Shareholders and would involve substantially greater uncertainty without a commensurate possibility of gains. In view of the wide variety of factors considered in connection with the evaluation of the Recapitalization Plan, the Special Committee and the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations. In their considerations, individual members of the Special Committee may have given differing weights to different factors. The Special Committee and the Board determined that each of the factors discussed above were supportive of their determination that the Recapitalization Plan is fair to the Disinterested Shareholders.

    The Special Committee's conclusion is based, in part, upon the fairness opinion issued to the Special Committee by Stephens. Because of its expertise and independence, the Special Committee has placed particular weight on, and has specifically adopted, the opinion of Stephens. Stephens delivered its oral opinion to the Special Committee on November 6, 2000 and its written opinion, dated November 14, 2000, to the effect that, the cash consideration to be received by the Disinterested Shareholders for fractional shares, on the date of the opinion, is fair, from a financial point of view. For purposes of its opinion, Stephens arrived at its valuation ranges for the Company by using the following four principal valuation methodologies: comparable company analysis, analysis of selected acquisitions, discounted cash flow analysis and a premium analysis. In performing its analysis, Stephens considered, among other things, historical and current market prices of the Common Shares, the Company's historical operating performance and return on equity, the Company's net book value and management's projections. See "Special Factors--Fairness Opinion of Financial Advisor" for a detailed discussion of the valuation methodologies. In making its determination, based upon Stephens' expertise and independence, the Special Committee specifically adopted Stephens' analysis, valuation methodologies and other factors and relative weights given to the foregoing by Stephens.

    The Special Committee and the Board recommended the offer of $10.00 per share partly to enable the Disinterested Shareholders of the Company to receive fair consideration for their Common Shares, with a minimum of conditions and contingencies, due to its concern that the Disinterested Shareholders might lose the opportunity to receive a price that compared as favorably to recent market prices for the Common Shares, given the inactive trading market for the Common Shares. The Special Committee concluded that the consideration was fair to the Disinterested Shareholders.

    The Special Committee and the Board recognized that the reporting obligations, financial statement requirements, and costs associated with maintaining shareholder relations place a disproportionate burden on small public companies. The Company estimates that its annual direct operating costs of maintaining its status as a public company are approximately $210,000. These costs include legal and accounting costs associated with preparation of annual, quarterly and other reports and proxy statements required by the SEC, fees paid to Board members, the printing and mailing costs of communications to shareholders and the cost of maintaining a transfer agent for the Common Shares. In addition, the Company incurs significant expense in the form of management and clerical time and effort spent dealing with public company issues. The Board believes that the disproportionate nature of the costs of remaining a public company, given the fact that only approximately 30% of the Common Shares outstanding as of November 20, 2000 are held by the public, support the Board's decision to approve the Recapitalization Plan. The Board recognized that deregistration of the Common Shares would substantially reduce the information required to be furnished by the Company to its shareholders and terminate the Company's obligations to make filings with the SEC. The Board also recognized that deregistration would likely affect liquidity of the Common Shares and therefore could be detrimental to Continuing Shareholders. However, the Special Committee recognized and the Board determined that neither the Company nor its shareholders derive any material benefit from the Company's status as a public company and noted that trading in the Common Shares has been infrequent and sporadic for many years and that the Company does not have and will likely not develop in the future any significant trading market for its Common Shares. The limited trading volume, lack of institutional sponsorship, small public float of the Common Shares, small market capitalization of the Company and lack of research attention from market analysts have all continued to affect adversely the trading market for the Common Shares for an extended period of time. In addition, the Board considered the opportunity presented by the Recapitalization Plan for the shareholders to liquidate their holdings without incurring brokerage costs, particularly given the limitations on the volume of Common Shares that can be sold in the market, and the future cost savings and competitive advantages that will inure to the benefit of the Company and the Continuing Shareholders as a result of the Company deregistering its Common Shares under the Exchange Act.

    The Special Committee and the Board also reviewed carefully the interests of certain of the Company's officers and directors in the transaction and do not believe that their fairness determination was adversely affected as a result of any such interests. See "--Interests of Certain Persons in the Reverse Stock Split." The Special Committee and the Board acknowledged that the transaction would eliminate the opportunity for the Disinterested Shareholders to participate in future growth of the Company but would also eliminate the risk of any future decreases in the value of the Company. Nonetheless, because the terms of the Recapitalization Plan and the price to be paid the Disinterested Shareholders were determined through arms-length negotiations between Mr. LaGere on behalf of the Continuing Shareholders on the one hand, and the Special Committee, on the other hand, and the other reasons set forth above, it was the opinion of the members of the Special Committee and the Board that the $10.00 per share price was fair to the Disinterested Shareholders.

    The Special Committee and the Board also believes that the transaction is being effected in a manner that is fair procedurally to the Disinterested Shareholders.

    In determining that the Recapitalization Plan was procedurally fair to, and in the best interest of, the shareholders, including the Disinterested Shareholders, the Special Committee and the Board considered the following:

    - the means of effecting the going private transaction as compared to various other alternatives such as continuing as a going concern as a public company, a stock repurchase program, a tender offer, a merger, a corporate reorganization, or a liquidation of the Company;

    - the ability of the Board to consider any alternative proposal and adjourn the Special Meeting or terminate before closing the transaction to explore any superior acquisition proposals that may arise;

    - the fact that the Board established a separate committee of independent directors to review and evaluate the fairness of the Recapitalization Plan;

    - the fact that the approval of the Recapitalization Plan requires the affirmative vote of a majority of Common Shares held by Disinterested Shareholders which are present in person or by proxy and voted at the Special Meeting in addition to the affirmative vote of two-thirds of all holders of the Common Shares which are present in person or by proxy and voted at the Special Meeting; and

    - the fact that the Special Committee engaged an independent investment banking firm to render an opinion regarding the fairness, from a financial point of view, of the cash consideration proposed to be paid to the Disinterested Shareholders.

    Before proposing the Recapitalization Plan, the Board and the Special Committee considered the following alternative means of achieving its objectives for the Company: continue as a public company, a stock repurchase program, a tender offer, a merger, a corporate reorganization, or a liquidation of the Company. See "--Background of the Recapitalization Plan." In addition, because no assurance could be given that the Continuing Shareholders' offer would remain available, the fact that no other significant offers by third parties to acquire the Company had been received for the past eight years, and that the Continuing Shareholders have stated that a substantial amount of their interests in the Company are not for sale, the Board determined that it would not be in the best interests of the shareholders, including the Disinterested Shareholders, to seek alternative acquisition proposals from third parties.

    The Boards of the Company and each of the Financing Subsidiaries have concluded that the Recapitalization Plan, including the Reverse Stock Split consideration and the negotiation and structure of the Reverse Stock Split, is fair to the Disinterested Shareholders and recommends that shareholders vote to approve and adopt the Recapitalization Plan based upon the recommendation of the Special

Committee and the opinion of the Special Committee's financial advisor to the effect that the $10.00 per share cash consideration to be received in the Reverse Stock Split is fair from a financial point of view to the Disinterested Shareholders, which opinion, as well as the conclusion and analysis of Stephens and the Special Committee, the Board has unanimously adopted as its own.

    After a review of the analysis of the Special Committee and the Board, Messrs. LaGere and Paden concur with the conclusions of the Special Committee and the Board that the Recapitalization Plan is fair to the Disinterested Shareholders and is being effected in a manner that is fair procedurally to the Disinterested Shareholders.

FAIRNESS OPINION OF FINANCIAL ADVISOR

    Stephens was retained by the Special Committee to act as its independent investment banker and financial advisor in connection with the Special Committee's consideration of the proposed cash consideration to be received by Disinterested Shareholders of the Company under the Recapitalization Plan. In connection therewith, the Special Committee requested that Stephens evaluate the fairness, from a financial point of view, of the amount of the cash consideration to be paid to the Disinterested Shareholders in the Recapitalization Plan. At the meeting of the Special Committee held on November 6, 2000, Stephens advised the Special Committee that Stephens believed that it would be able to render, prior to the mailing of this Proxy Statement, a written opinion stating that the cash consideration to be paid to the Disinterested Shareholders under the Recapitalization Plan was fair, from a financial point of view, to such shareholders. On November 14, 2000, Stephens delivered a written fairness opinion to the Special Committee. In connection with the delivery of its opinion, Stephens reviewed with the Special Committee the assumptions on which its analyses were based and the factors considered in connection therewith.

    In arriving at its opinion, Stephens reviewed the proposed terms of the Recapitalization Plan as described in various drafts of the Preliminary Proxy Statement (the latest draft dated November 8, 2000) and related transaction documents, and held discussions with certain senior officers, directors and employees of the Company concerning the business, operations and prospects of the Company. Stephens examined certain publicly available business and financial information relating to the Company, as well as certain financial forecasts and other data for the Company, which were provided to Stephens by the Company. Stephens reviewed the financial terms of the Recapitalization Plan in relation to, among other things: current and historical market prices and trading volumes of the Common Shares, the historical and projected earnings, losses, profitability and other operating data, and the capitalization and financial condition of the Company. Stephens considered, to the extent publicly available, the financial terms of certain other transactions recently effected which Stephens considered relevant in evaluating the Recapitalization Plan and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Stephens considered relevant in evaluating the Company's business. Stephens considered, for the purposes of its opinion, recent trends in the property and casualty insurance industry, the competitive position of the Company and the recent downgrading by A.M. Best Company of the financial strength rating of the Company's domestic insurance subsidiary, NAICO, from A- (Excellent) to B+ (Very
Good). In addition, Stephens considered current financial, economic, and market conditions in arriving at its opinion. Stephens noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed to Stephens as of the date of its opinion.

    In rendering its opinion, Stephens assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Stephens. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Stephens, the management of the Company advised Stephens that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Stephens inquired into the reasonableness of the information it reviewed, including the information provided by the Company (including the Company's projections) only to the limited extent necessary to provide a reasonable basis for its opinion, recognizing that Stephens provided only an informed opinion. Stephens did not express any opinion as to the prices at which the Common Shares would trade in the future if the Company were to remain a public company. Stephens did not make or obtain an independent evaluation or appraisal of the assets, liabilities (contingent and otherwise) or reserves of the Company nor did Stephens make any physical inspection of the properties or assets of the Company. In addition, although Stephens evaluated the cash consideration to be paid to the Disinterested Shareholders from a financial point of view, Stephens was not asked to and did not determine the amount of the consideration payable in the Recapitalization Plan.

    The full text of the written opinion of Stephens dated November 14, 2000, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix C and is incorporated herein by reference. Holders of Common Shares are urged to read this opinion carefully in its entirety. Stephens' opinion is directed only to the fairness of the cash consideration to be received by the Disinterested Shareholders from a financial point of view. It does not address any other aspect of the Recapitalization Plan and does not constitute a recommendation as to the appropriateness or suitability of the Recapitalization Plan for any particular shareholder or shareholders, nor a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting. The summary of the opinion of Stephens set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

    OVERVIEW. In its presentation to the Special Committee on November 6, 2000, Stephens reviewed the corporate structure and lines of business of the Company. Stephens noted that the Company's business consists predominantly of commercial lines of property and casualty insurance, including standard property and casualty, political subdivisions and surety bonds, written primarily in the states of Oklahoma and Texas, and that the Company is withdrawing from writing any more group accident and health business. Stephens noted that the Company enjoys a favorable tax rate due to its domicile in the Cayman Islands and that such benefit would not be available following the Recapitalization Plan. Stephens reviewed the recent historical performance of the Company as well as its projected future performance as described in the projections provided by the management of the Company. Stephens reviewed certain GAAP and statutory financial information for the Company, including net premiums earned, net income, net operating income, book value, return on equity, loss, expense and combined ratios, and the ratio of net premiums written to stockholders' equity. Stephens noted that the Company's average return on average common equity for the last five years was 2.8%, compared to a median of 6.5% and a mean of 6.8% for the Company's peer group (identified below in the Comparable Company Analysis). Stephens noted that the Company has traded in a 52-week range of $6.00 to $8.75 per share and that the Company has generally traded at a discount to its book value since 1990.

    Stephens noted that $10.00 per share, the cash consideration proposed to be paid to the Disinterested Shareholders in the Recapitalization Plan, represented 68.9x adjusted GAAP net income for the twelve months ended September 30, 2000, 14.1x adjusted GAAP net income projected for 2001, and 65% of fully-diluted GAAP book value as of September 30, 2000. Adjusted GAAP net income for the twelve months ended September 30, 2000 was calculated without regard to (i) certain litigation expenses considered to be nonrecurring and (ii) the estimated one-time benefit realized upon the rescission of the reinsurance treaty with Reliance in 1999. GAAP net income projected for 2001 was calculated without regard to (i) certain litigation expenses considered to be nonrecurring and
(ii) net realized investment gains. Stephens further noted that the total transaction value (purchase price plus debt assumed) represented 39.6x adjusted GAAP EBIT (earnings before interest and taxes) and 14.8x adjusted GAAP EBITDA (earnings before interest, taxes, depreciation and amortization) for the twelve months ended September 30, 2000. In each case, GAAP EBIT and GAAP EBITDA were calculated without regard to (i) certain litigation expenses considered to be nonrecurring and (ii) the estimated one-time benefit realized upon the rescission of the reinsurance treaty with Reliance in 1999.

    VALUATION ANALYSIS. Stephens arrived at valuation ranges for the Company by utilizing four principal valuation methodologies:

    (1) Comparable company analysis--Comparable company analysis analyzes a company's operating performance and outlook relative to a group of publicly-traded peers to determine an implied unaffected market trading value range.

    (2) Analysis of selected acquisitions--The analysis of selected acquisitions provides a valuation range based upon financial information of companies in the same or similar industries which have been acquired in selected recent transactions.

    (3) Discounted cash flow analysis--Discounted cash flow analysis provides a method for establishing a range of values of a business based on projected earnings and capital requirements and the cash flows expected to be generated by the operation of the business.

    (4) Premium analysis--Premium analysis compares the per share consideration paid in acquisition transactions, including going private transactions, to the market trading price per share at different points in time prior to the announcement of the transaction.

No company used in the comparable company analysis described below is identical to the Company, and no transaction used in the analysis of selected acquisitions described below is identical to the Recapitalization Plan. Accordingly, an analysis of the results of the analyses described below necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or the acquisition value of the companies to which they are being compared.

    COMPARABLE COMPANY ANALYSIS. Stephens compared certain financial information and market data of the Company with a group of insurance companies that Stephens believed to be appropriate for comparison. The group consisted primarily of small to medium-sized regional property and casualty insurance companies writing predominantly commercial lines of business and included Acceptance Insurance Company, Allcity Insurance Company, American Country Holdings, Inc., American Safety Insurance Group Ltd., Amwest Insurance
Group, Inc., Baldwin & Lyons, Inc., Capitol Transamerica Corp., Danielson Holding Corp., EMC Insurance Group Inc., Gainsco Inc., Highlands Insurance
Group Inc., Meadowbrook Insurance Group, Inc., Merchants Group Inc., Paula Financial, Penn America Group Inc., Philadelphia Consolidated Holding Corp.,
RTW Inc., Unico American Corp., and Zenith National Insurance. The financial information compared included market capitalization, total market capitalization, current price, the previous 52 weeks' high and low sales prices, earnings per share for the last twelve months, estimated earnings per share for 2000 and 2001, five year compound growth rate and return on stockholders' equity. Additional information compared included the ratio of earnings before interest, taxes, depreciation and amortization to total market capitalization, and loss, expense and combined ratios. In order to arrive at a public market reference range for the Company, Stephens derived multiples for the comparable companies, including price as a multiple of: (i) estimated earnings for 2001;
(ii) September 30, 2000 GAAP book value; and (iii) last twelve months' GAAP net income. The market price information used in such analysis was as of November 2, 2000. The earnings per share estimates used were based on estimates as of November 2, 2000 provided by (i) Institutional Brokers Estimate System ("IBES"), a data service that monitors and publishes a compilation of earnings estimates regarding companies of interest to institutional investors produced by selected research analysts, and (ii) Zacks Investment Research, a full service quantitative research firm.

    With regard to the group of comparable insurance companies, price as a multiple of estimated 2001 earnings ranged from 6.7x to 28.3x with a mean of 13.5x; price as a multiple of GAAP book value ranged from 0.3x to 2.1x with a mean of 0.7x; and price as a multiple of last twelve months' GAAP net income ranged from 5.9x to 43.6x with a mean of 11.3x. As used throughout this discussion, the term "mean" refers to the arithmetic mean, calculated without regard to the highest and lowest applicable multiples.

    Based on its judgment of the relative similarity of the comparable companies to the Company, Stephens then derived the ranges of these multiples deemed most meaningful for its analysis (which were 9.0x to 12.0x 2001 estimated earnings, 0.6x to 0.8x September 30, 2000 GAAP book value and 10.0x to 13.0x last twelve months' GAAP net income, adjusted as previously discussed) and applied these multiples to the Company. For purposes of this analysis, the Company's estimated earnings for 2001 were determined without regard to the Recapitalization Plan. This analysis resulted in a public market reference range for the Company of between $18.9 million and $25.1 million (or $5.69 per share to $7.57 per share).

    ANALYSIS OF SELECTED ACQUISITIONS. The transactions used in the analysis included the following acquisitions: Old Guard Group Inc. by the Westfield Companies; American Indemnity Financial Corp. by United Fire & Casualty; Association Casualty by Atlantic American Corp.; North East Insurance Company by Motor Club of America; Intercargo Corporation by EXEL Limited; Gryphon
Holdings Inc. by Markel Corporation; Walshire Assurance Company by Kingsway Financial Services; Summit Holding Southeast Inc. by Liberty Mutual; TITAN Holdings Inc. by United States Fidelity and Guaranty; Guaranty National Corp. by Orion Capital Corp.; and Industrial Indemnity Holding by Fremont General Corp. The financial information compared in the analysis included equity consideration, total consideration, GAAP net income, GAAP book value, GAAP EBIT and GAAP EBITDA of the acquired company. In order to arrive at an acquisition reference range for the Company, Stephens derived multiples for the selected acquisitions, including (i) the price paid for the equity of the acquired company as a multiple of (a) GAAP net income and (b) GAAP book value and (ii) the total consideration paid as a multiple of GAAP EBITDA.

    With regard to the named acquisitions, price as a multiple of GAAP net income ranged from 10.2x to 29.1x with a mean of 15.6x; price as a multiple of GAAP book value ranged from 0.6x to 2.1x with a mean of 1.4x; and total consideration as a multiple of GAAP EBITDA ranged from 4.6x to 21.9x with a mean of 10.6x.

    Based on the relative comparability of the selected acquisitions to the Recapitalization Plan, Stephens then derived the ranges of these multiples deemed most meaningful for its analysis (which were, with regard to price, 12.0x to 16.0x last twelve months' GAAP net income, and 0.9x to 1.3x September 30, 2000 GAAP book value, and with regard to total consideration, 8.0x to 12.0x last twelve months' GAAP EBITDA) and applied these multiples to the Company. This analysis resulted in a range of values for the Company of between $22.7 million and $36.4 million (or $6.85 per share to $10.97 per share).

    DISCOUNTED CASH FLOW ANALYSIS. The stand-alone valuation of the Company was determined by calculating the present value of the Company's 2004 terminal value. (No dividends have ever been paid on the Common Shares of the Company and no dividends were projected to be paid in the forecast provided by management of the Company.) The terminal value of the Company's common equity at the end of 2004 was determined under two methods: multiplying projected GAAP net income for 2004 by numbers representing various terminal multiples (ranging from 12.0x to 16.0x) and multiplying the projected December 31, 2004 GAAP book value by various terminal multiples (ranging from 0.9x to 1.3x). Earnings were projected assuming that the Company performed in accordance with management's projections, adjusted to eliminate (i) certain litigation expenses considered to be nonrecurring and (ii) net realized investment gains. Management's projections assume, among other things, that (i) direct premiums written will decline slightly in 2001, with modest growth (averaging about 5% per year) thereafter, which reflects the Company's elevated leverage position as noted by A.M. Best Company in the recent downgrade of NAICO, (ii) the loss ratio will decrease to a level which is more consistent with the Company's average experience during the last four to six years and remain relatively constant, and (iii) the combined ratio will fall between 100% and 101% in all years. The terminal values of the Company were discounted to present values using different discount rates (ranging from 13% to 17%) chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of the Company's common equity. Stephens calculated a range of discounted cash flow values per share on a fully diluted basis of $30.6 million to 38.7 million (or $9.22 per share to $11.67 per share).

    PREMIUM ANALYSIS. Two groups of transactions were used in this analysis. The first group consisted of the same transactions that were analyzed in the analysis of selected acquisitions. The second group consisted of selected going private transactions (primarily in the financial services industry) where the acquirer had ownership interests in the target prior to the transaction. Premiums were calculated by comparing the offer price per share to the stock price (i) one day prior to the offer and (ii) one month prior to the offer.

    With regard to the first group, premiums ranged from 10.0% to 65.2% with a mean of 23.0% one day prior to the offer, and from 2.1% to 50.9% with a mean of 24.1% one month prior to the offer. With regard to the second group, premiums ranged from -4.5% to 47.1% with a mean of 17.6% on day prior to the offer, and from 1.2% to 62.6% with a mean of 28.8% one month prior to the offer.

    Based on the foregoing analysis, Stephens derived a range of premiums for its analysis as follows:

                                                    SELECTED RANGE OF PREMIUMS
                                                  -------------------------------
                                                  ONE DAY PRIOR   ONE MONTH PRIOR
                                                  -------------   ---------------
Selected Acquisitions...........................   10% to 40%      10% to 40%
Going Private Transactions......................   10% to 35%      15% to 45%

Based on the Company's stock price of $7.69 one day prior to the offer and $8.25 one month prior to the offer, the analysis resulted in a range of values for the Company as follows: $8.77 per share to $11.16 per share with regard to the selected acquisitions and $8.97 per share to $11.17 per share with regard to the going private transactions.

    The summary set forth above does not purport to be a complete description of the analyses performed by Stephens. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Stephens are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which such business actually may be sold. Because such analyses are inherently subject to uncertainty, none of the Company, Stephens or any other person assumes responsibility if future events do not conform to the judgments reflected in the opinion of Stephens.

    INFORMATION CONCERNING STEPHENS. Stephens is a nationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and for other purposes. Pursuant to Stephens' engagement letter, the Company agreed to pay Stephens a fee of $100,000 upon commencement of its engagement and $100,000 thirty days later. The Company also agreed to pay an opinion fee of $200,000 upon and in connection with delivering a fairness opinion. If Stephens is requested to update its opinion, the Company will pay Stephens a fee of $50,000 upon delivery of the updated opinion. The Company has agreed to reimburse Stephens for out-of pocket expenses and to indemnify Stephens against certain liabilities in connection with rendering the fairness opinion and serving as the Special Committee's financial advisor.

INTERESTS OF CERTAIN PERSONS

    W. Brent LaGere is the Chairman of the Board of Directors, Chief Executive Officer and President of the Company, and Mark T. Paden is the Executive Vice President, Chief Financial Officer and a Director of the Company. Their interests are not the same as those of the Disinterested Shareholders and the benefits they derive from the Recapitalization Plan will differ from those of the Disinterested Shareholders. The Recapitalization Plan will result in
Messrs. LaGere and Paden being the sole holders of voting capital shares of the Company. As a result, Messrs. LaGere and Paden will be able to control all aspects of the Company, and they will be able to share a greater percentage of the benefits of the Company's potential future growth, cash flows and earnings, if any, than their current holdings would afford. Furthermore, the repurchase of Common Shares held by Messrs. LaGere and Paden and the sale of the same number of Class A Common Shares and Series A Preferred Stock at the same price to Messrs. LaGere and Paden will constitute a tax-free exchange for federal income tax purposes. In contrast, the Disinterested Shareholders will not participate in a repurchase and sale and their receipt of cash in lieu of the issuance of resulting fractional shares following the Reverse Stock Split will constitute a taxable transaction for federal income tax purposes. The Disinterested Shareholders also will not have an opportunity to share the benefits of the Company's potential future growth, cash flow and earnings, if any.

    The increase in Messrs. LaGere and Paden's control of the Company will provide them with the ability to cause the Company to effect certain fundamental corporate changes. In addition, their control of the Company will permit them to amend, alter or repeal all or certain provisions of the Company's Memorandum of Association and Articles of Association.

CONDUCT OF THE COMPANY'S BUSINESS AFTER THE RECAPITALIZATION PLAN

    The Company expects its business and operations to continue as they are currently being conducted and, except as disclosed herein, the Recapitalization Plan is not anticipated to have any effect upon the conduct of such business. Messrs. LaGere and Paden have advised the Company that they have no current plans to cause the Company to effect any extraordinary corporate transactions, such as a merger, reorganization, or liquidation; to sell or transfer any material amount of the its assets, except as may be needed to satisfy liabilities of the Company; to change its dividend policy or indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business. If the Recapitalization Plan is approved and consummated, all Disinterested Shareholders at the Effective Date of the Recapitalization Plan will no longer have any equity interest in, and will not be shareholders of, the Company and therefore will not participate in its future potential or earnings and growth. Instead, each Disinterested Shareholder of Common Shares will have the right to receive $10.00 per share in cash, without interest.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

    THE FOLLOWING DISCUSSION SUMMARIZING CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS BASED ON CURRENT LAW AND IS INCLUDED FOR GENERAL INFORMATION ONLY. DISINTERESTED SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE RECAPITALIZATION PLAN IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

    The receipt of cash by a Disinterested Shareholder pursuant to the Recapitalization Plan will be a taxable transaction for federal income tax purposes. The Disinterested Shareholders will have their entire stock interest in the Company redeemed and the Company believes that the Disinterested Shareholders generally will recognize gain or loss equal to the difference between the cash received and the shareholder's adjusted tax basis in the surrendered Common Shares. The gain or loss recognized generally will be capital gain or loss if the Common Shares are held as a capital asset. Any such capital gain or loss will be long-term capital gain or loss if the shareholder's holding period for the Common Shares exceeds one year as of the Effective Date. Disinterested Shareholders are urged to consult with their own advisor concerning the tax consequences resulting to them from the Recapitalization Plan.

    The Recapitalization Plan should not be a taxable event to Messrs. LaGere and Paden and the Financing Subsidiaries. Because the Plan is a tax-exempt entity, it will not incur U.S. federal income tax pursuant to the Recapitalization Plan.

    Special taxation and withholding rules may apply to any shareholder that is a nonresident alien or a foreign corporation. Those rules are beyond the scope of this discussion and should be discussed with a personal tax advisor. Shareholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, certain other information) to the Company in connection with the Reverse Stock Split to avoid backup withholding requirements that might otherwise apply. See "--Exchange of Certificates" and "--Payment of Cash in Lieu of Fractional Shares." Each shareholder should deliver such information when the Common Shares certificates are surrendered following the Effective Date. Failure to provide such information may result in backup withholding.

    THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT REFER TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY SPECIFIC SHAREHOLDER. SHAREHOLDERS, PARTICULARLY THOSE WHO HAVE ACQUIRED SHARES OF COMMON SHARES IN COMPENSATION-RELATED TRANSACTIONS, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE SPECIFIC AND DEFINITIVE ADVICE AS TO THE FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE TRANSACTION, AS WELL AS ADVICE AS TO THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

ABSENCE OF DISSENTERS' APPRAISAL RIGHTS

    No appraisal or dissenters' rights are available under the Law to shareholders who dissent from the Recapitalization Plan. There may exist other rights or actions under the Law or federal or state securities laws for shareholders who are aggrieved by the Recapitalization Plan generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, shareholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

SOURCE OF FUNDS

    The Company estimates the total cost to be incurred by the Company in the Reverse Stock Split for payment of fractional share interests will be approximately $14.8 million. This amount includes the following estimated transactional expenses:

SEC Registration Fee........................................  $  2,765.87
Legal Fees and Expenses.....................................  $450,000.00
Accounting Fees and Expenses................................  $  7,500.00
Financial Advisor Fees and Expenses.........................  $406,500.00
Printing and Mailing Expenses...............................  $ 30,000.00
Miscellaneous Expenses......................................  $ 53,000.00

    The Company intends to finance the transaction through (i) a $2.4 million sale of Class A Common Shares to LaGere and Paden, (ii) up to an $11.8 million intercompany loan from Chandler Barbados, a direct subsidiary of the Company and
(iii) proceeds of approximately $775,000 from the exercise of outstanding options. Chandler (U.S.A.), an indirect subsidiary of the Company, intends to loan up to $11.0 million to Chandler Barbados, its direct parent, under an unsecured intercompany loan agreement payable upon demand to Chandler USA with interest at the rate published in the Wall Street Journal. Up to $8.0 million of Chandler USA's intercompany loan to Chandler Barbados will be from a dividend declared by NAICO. In turn, Chandler Barbados intends to loan up to $11.8 million of the proceeds of the loan from Chandler USA to the Company, its direct parent, to fund the Recapitalization Plan. The intercompany loan from Chandler Barbados would be secured by a pledge agreement between the Company and Chandler Barbados whereby all of the assets of the Company are pledged to Chandler Barbados until the loan is repaid. The loan will bear interest the New York Prime Rate. The Company has not made any plans or arrangements to finance or repay the loan at this time. Management believes that the use of the intercompany loan will not impair the Company's financial position.

    The Company does not have any alternative financing arrangements or plans. All fees and expenses will be borne by the Company whether or not the Recapitalization Plan is approved or consummated.

EXCHANGE OF CERTIFICATES

    Promptly following the effective date of the Recapitalization Plan, Mellon Investor Services, as exchange agent, will mail transmittal letters and instructions to all holders of Common Shares of record on the Record Date to be used in surrendering their certificates representing Common Shares for cash, in the case of Disinterested Shareholders and certain Continuing Shareholders. Until such surrender, certificates held by Disinterested Shareholders representing Common Shares will represent only the right to receive cash in lieu of fractional shares following the effective date of the Recapitalization Plan. Shareholders are requested not to send in their stock certificates for the Common Shares until they receive instructions from the exchange agent.

    As soon as practicable after the Special Meeting, the Company will file its Special Resolutions with the Registrar of Companies in the Cayman Islands.

PAYMENT OF CASH IN LIEU OF FRACTIONAL SHARES

    On the Effective Date, in accordance with the terms of the Recapitalization Plan, holders of certificates representing Common Shares immediately prior to the Effective Date of the Recapitalization Plan will cease to have any rights as shareholders of the Company and will have only the right to receive cash in lieu of fractional shares as a result of the Recapitalization Plan. No holder otherwise entitled to receive fractional shares will be entitled to receive cash until the certificates that evidence the holder's Common Shares are surrendered to the exchange agent and no interest will accrue in respect thereof. Until so surrendered, all certificates will be deemed to evidence only the right to receive the amount of cash in lieu of fractional shares in connection with the Recapitalization Plan. After the Effective Date, there will be no further transfers on the records of the Company of certificates representing Common Shares, and, if such certificates are presented to the Company or the exchange agent for transfer, they will be canceled against delivery of certificates for cash in lieu of fractional shares as a result of the Recapitalization Plan. Within ten business days after receipt of a certificate that evidences Common Shares, the exchange agent will distribute cash with respect to the Common Shares that have been properly surrendered and endorsed.

    The Company will not be liable to any former holder of Common Shares for any amount delivered by the Company to any public official or entity pursuant to applicable abandoned property, escheat or similar laws.

                                  THE COMPANY

    The Company is an insurance company organized and domiciled in the Cayman Islands. Through its wholly owned subsidiaries, the Company operates in two lines of business: property and casualty insurance and insurance agency operations.

EXECUTIVE OFFICERS AND DIRECTORS

    A brief description of each director and executive officer of the Company is provided below. Directors hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified. Executive officers are elected by the Board at its annual meeting and hold office until its next annual meeting or until their respective successors are duly elected and qualified. The business address for each of the current directors and executive officers of the Company is Anderson Square, Fifth Floor, Grand Cayman, Cayman Islands B.W.I. The current directors and executive officers of the Company are as follows:

NAME                                     AGE                              POSITION
----                                   --------   --------------------------------------------------------
W. Brent LaGere......................     55      Chairman of the Board, Chief Executive Officer,
                                                  President, and Director

Mark T. Paden........................     44      Executive Vice President, Chief Financial Officer, and
                                                    Director

Brenda B. Watson.....................     60      Executive Vice President and Director

Richard L. Evans.....................     53      Vice President and Director

Steven R. Butler.....................     42      Vice President--Administration

Mark C. Hart.........................     45      Vice President--Accounting and Treasurer

James M. Jacoby......................     65      Director

Paul A. Maestri......................     70      Director

Robert L. Rice.......................     66      Director

W. Scott Martin......................     50      Director

    W. BRENT LAGERE has been Chairman of the Board of the Company since September 1983, Chief Executive Officer since March 1986 and President since May 1997. Since October 1988 he has served in officer and director capacities for various subsidiaries of the Company pursuant to an employment contract with Chandler USA. Since 1971 he has served in various capacities with LaGere &Walkingstick Insurance Agency, Inc. ("L&W"). Mr. LaGere has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In the civil proceeding CenTra, Inc. v. Chandler Insurance Company, Ltd., et. al, Case No. CIV-92-1301-M, in the U.S. District Court for the Western District of Oklahoma, judgment was entered in favor of CenTra against Mr. LaGere in the amount of $1.00, finding a violation of Section 10(b) of the Exchange Act, and a violation of Section 11(a) of the Securities Act of 1933, as amended (the "Act"), based upon a failure by the Company and certain of its officers and directors to disclose the applicability of the Nebraska Insurance Holding Company Act to purchasers of stock of the Company in a public offering.

    MARK T. PADEN has served as Executive Vice President of the Company since May 1998, was Vice President--Finance of the Company from August 1987 through May 1998 and has been a director since May 1992. Since February 1987, Mr. Paden has been an employee of L&W and/or Chandler USA. In May 1998, Mr. Paden was elected Executive Vice President and Chief Operating Officer for

Chandler USA, L&W and NAICO. Mr. Paden has served as Chief Financial Officer of NAICO since January 1988 and of L&W since May 1987, and also served as Vice President--Finance of NAICO from January 1988 through May 1998 and of L&W from May 1987 through May 1998. Mr. Paden has also been a director of Chandler USA since July 1988, NAICO since November 1992 and L&W since October 1992. Mr. Paden has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In the civil proceeding CenTra, Inc. v. Chandler Insurance Company, Ltd., et. al, Case No. CIV-92-1301-M, in the U.S. District Court for the Western District of Oklahoma, judgment was entered in favor of CenTra against Mr. Paden in the amount of $1.00, finding a violation of Section 10(b) of the Exchange Act and a violation of Section 11(a) of the Act, based upon a failure by the Company and certain of its officers and directors to disclose the applicability of the Nebraska Insurance Holding Company Act to purchasers of stock of the Company in a public offering.

    BRENDA B. WATSON has been Executive Vice President of the Company since October 1988, was a Vice President of the Company for three years prior thereto, and has been a director of the Company since September 1985. Since
October 1988, she has served in officer and director capacities for various subsidiaries of the Company pursuant to an employment contract with Chandler USA.

    RICHARD L. EVANS has been a director of the Company since September 1983. He has been a Vice President of the Company since August 1986, and since May 1989, he has been an employee of Chandler USA. Mr. Evans has served L&W since 1979 in various capacities. Mr. Evans has also been a director of Chandler USA since
May 1990.

    STEVEN R. BUTLER has served as Vice President-Administration of the Company since January 1987, and also serves as a director, the President and Treasurer of Chandler Insurance Management (Barbados), Ltd. ("CIM Barbados"). He is also a director and the Financial Director of Chandler Insurance Management, Ltd. ("CIM"), and is a director and serves as President of Chandler Barbados. The Company began handling its own and Chandler Barbados' operations and administrative affairs through CIM and CIM Barbados, respectively, in 1990. From 1984 through 1989, Mr. Butler served as Financial Director of Insurance Management Services, Ltd. and, beginning in 1988, of its affiliate, Insurance Risk Management Services, Ltd., which performed substantially all of the administrative management functions of the Company and Chandler Barbados, respectively, through March 1990.

    MARK C. HART has served as Vice President--Accounting and Treasurer of the Company since May 1998. Since May 1988, Mr. Hart has been an employee of NAICO and/or Chandler USA. In May 1998, Mr. Hart was elected Vice President--Finance and Treasurer of Chandler USA, NAICO and L&W. Mr. Hart has been a Vice President of Chandler USA since March 1994.

    JAMES M. JACOBY has been a director since October 1993. He has been a director of NAICO since August 1990. He has been an insurance agent for more than five years and was formerly employed by NAICO from June 1990 to March 1991. Mr. Jacoby retired in September 1994 from Alexander and
Alexander, Inc. where he was a Vice President with the Omaha, Nebraska office, and is currently employed by Constructor's Bonding & Insurance in Omaha, Nebraska where he is involved in servicing insurance accounts.

    PAUL A. MAESTRI has been a director of the Company since October 1985. Since February 1990 Mr. Maestri has engaged in personal investment activities. From 1980 to February 1990 Mr. Maestri was a director and the President and Chief Executive Officer of P.A.M. Transport, Inc. He has also been a director of L&W since December 1993, NAICO since May 1997 and CIM since May 1998.

    ROBERT L. RICE has been in private practice as a certified public accountant for more than five years and a director of the Company since May 1987. Mr. Rice has also been a director of Chandler USA since June 1993, L&W since May 1997, CIM since May 1998 and NAICO since March 2000.

    W. SCOTT MARTIN has been President of the Tulsa Loan Production Office with First Bank & Trust Company in Wagoner, Oklahoma since 1994. Mr. Martin also serves as a director of First Bank & Trust in Wagoner, Oklahoma, First Bank of Chandler in Chandler, Oklahoma, First National Bank in Burkburnett, Texas and The Bank of Union in Union City, Oklahoma. Mr. Martin has been a director of the Company since November 1999. Mr. Martin has also been a director of Chandler USA and NAICO since March 2000.

FINANCIAL INFORMATION

    The Company's unaudited consolidated financial statements as of September 30, 2000 and for the three and nine months ended September 30, 2000 and 1999 are included in the Form 10-Q Quarterly Report as filed with the SEC on November 13, 2000. The Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Form 10-Q as of and for the three and nine months ended September 30, 2000 and 1999 are incorporated herein by reference.

    The Company's audited financial statements for the years ended December 31, 1999 and 1998 are included in the 1999 Annual Report on Form 10-K as filed with the SEC on March 22, 2000. Those financial statements and the notes thereto are found in the Form 10-K beginning at page F-1, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" is set forth in the Form 10-K beginning at page 21. The Consolidated Financial Statements and Management's Discussion and Analysis of Operations are incorporated herein by reference.

                       SELECTED HISTORICAL FINANCIAL DATA

    The following table summarizes certain historical financial data which has been derived from the audited consolidated financial statements of the Company for each of the five most recent fiscal years ended December 31 and from the unaudited consolidated financial statements of the Company for the nine months ended September 30, 1999 and 2000.

                                                                                                               NINE MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
                                                              (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA AND PERCENTAGES)
                                                                                                                  (UNAUDITED)
OPERATING DATA
Revenues
  Direct premiums written and assumed................  $ 98,768   $107,943   $123,088   $134,329   $169,635   $125,038   $157,202
                                                       ========   ========   ========   ========   ========   ========   ========
  Net premiums earned(1).............................  $ 81,087   $ 89,286   $ 94,679   $ 70,064   $108,327   $ 64,059   $ 92,549
  Interest income, net...............................     7,641      7,199      7,253      6,467      5,594      4,071      4,479
  Realized investment gains, net.....................       412        140        764      1,163         55         55        178
  Fee for rescinded reinsurance treaties.............        --         --         --         --     10,000         --         --
  Commissions, fees and other income.................     3,095      3,620      2,528      1,952      1,730      1,362      1,242
                                                       --------   --------   --------   --------   --------   --------   --------
Total revenues.......................................    92,235    100,245    105,224     79,646    125,706     69,547     98,448
                                                       --------   --------   --------   --------   --------   --------   --------
Operating expenses
  Losses and loss adjustment expenses................    50,543     53,391     57,512     47,879     79,816     44,520     64,075
  Policy acquisition costs...........................    23,995     32,123     28,145     17,033     28,681     16,162     23,756
  General and administrative expenses................    12,770     14,038     13,116     12,710     12,029      9,010     10,500
  Interest expense...................................        52        146        463        936      1,531        955      1,702
  Litigation expenses, net...........................       285       (108)     4,772     (2,707)     1,133        683        585
                                                       --------   --------   --------   --------   --------   --------   --------
Total operating expenses.............................    87,645     99,590    104,008     75,851    123,190     71,330    100,618
                                                       --------   --------   --------   --------   --------   --------   --------
Income (loss) before income taxes....................     4,590        655      1,216      3,795      2,516     (1,783)    (2,170)
Federal income tax benefit (provision) of
  consolidated U.S. subsidiaries.....................      (812)       317     (2,281)      (353)      (365)       830      1,213
                                                       --------   --------   --------   --------   --------   --------   --------
Net income (loss)....................................  $  3,778   $    972   $ (1,065)  $  3,442   $  2,151   $   (953)  $   (957)
                                                       ========   ========   ========   ========   ========   ========   ========
Diluted earnings (loss) per common share.............  $   0.54   $   0.14   $  (0.16)  $   0.53   $   0.34   $  (0.15)  $  (0.22)
Diluted weighted average common shares outstanding...     6,942      6,942      6,687      6,438      6,347      6,434      4,445
Combined loss and underwriting expense ratio(2)......       101%       106%       100%       105%       107%       102%       102%
Ratio of earnings to fixed charges(3)................     13.02       2.18       2.47       4.36       2.43         --         --
BALANCE SHEET DATA
Cash and investments.................................  $122,561   $119,136   $125,063   $120,812   $118,455   $130,267   $131,552
Total assets.........................................   246,949    206,827    210,790    236,025    269,120    283,705    290,038
Unpaid losses and loss adjustment expenses...........   128,794     79,639     74,929     80,909     98,460     96,594     99,748
Notes payable........................................       300      4,391      2,796      9,410         --         --         --
Litigation liabilities...............................        --         --     16,618     13,228      8,905     13,820      9,263
Debentures...........................................        --         --         --         --     24,000     24,000     24,000
Total liabilities....................................   173,499    134,280    152,455    173,960    218,377    225,124    239,054
Stock held by subsidiary, at cost....................    (2,148)        --     (2,487)    (2,905)        --     (2,799)        --
Stock rescinded through litigation...................        --         --    (11,799)   (11,799)    (6,883)   (11,799)    (6,883)
Shareholders' equity.................................    73,450     72,547     58,335     62,065     50,743     58,581     50,984
Book value per share(4)..............................     10.58      10.45      12.19      13.05      15.45      12.31      15.52

------------------------------
(1) During 1997 and 1998, the Company purchased additional reinsurance coverages which resulted in significantly lower net premiums earned in 1998.

(2) Interest expense and litigation expenses are not considered underwriting expenses; therefore, such expenses have been excluded from this ratio. The 1996 combined loss and underwriting expense ratio was increased by four percentage points by a reinsurance arbitration adjustment and the termination of relations with the Company's former surety bond underwriting manager. The rescission of two reinsurance treaties during 1999 increased the 1999 combined loss and underwriting expense ratio by three percentage points.

(3) For purposes of calculating the ratio of earnings to fixed charges,
    (a) earnings consist of earnings before income taxes plus fixed charges and
    (b) fixed charges consist of interest expense, amortization of deferred financing costs and one-third of rental expense, which is the portion we consider representative of the interest factor. Earnings were insufficient to cover fixed charges in the nine months ended September 30, 1999 and 2000 by $1.8 million and $2.2 million, respectively. The Company did not have any preferred stock outstanding during the periods presented, consequently the ratio of combined fixed charges and preference dividends to earnings is identical to the ratio of earnings to fixed charges for these periods.

(4) Based on total common shares outstanding and common stock to be issued, less stock held by subsidiary and stock rescinded through litigation.

                            PRO FORMA FINANCIAL DATA

    The following unaudited pro forma condensed consolidated balance sheet and statements of operations for the Company reflect the Recapitalization Plan as if it were consummated as of and for the nine months ended September 30, 2000 and for the year ended December 31, 1999. The one-time expenses related to the transaction are not considered in the pro forma financial statements, as they are not considered to have a continuing impact on the Company.

                        CHANDLER INSURANCE COMPANY, LTD
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                  (AMOUNTS IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                           AS OF SEPTEMBER 30, 2000
                                                              ---------------------------------------------------
                                                                                    PRO FORMA          PRO FORMA
                                                              HISTORICAL(1)      ADJUSTMENTS(2)       AS ADJUSTED
                                                              -------------   ---------------------   -----------
ASSETS
Investments
  Fixed maturities available for sale, at fair value........     $113,709           $ (6,939)          $106,770
  Fixed maturities held to maturity, at amortized cost......        1,038                                 1,038
  Equity securities available for sale, at fair value.......          442                                   442
                                                                 --------           --------           --------
    Total investments.......................................      115,189             (6,939)           108,250
Cash and cash equivalents...................................        9,480                                 9,480
Premiums receivable.........................................       44,016                                44,016
Reinsurance recoverable on paid losses......................        2,362                                 2,362
Reinsurance recoverable on unpaid losses....................       38,025                                38,025
Prepaid reinsurance premiums................................       27,702                                27,702
Deferred policy acquisition costs...........................        7,366                                 7,366
Property and equipment, net.................................       12,612             (1,824)            10,788
Excess of cost over net assets acquired, net................        3,932                                 3,932
Licenses, net...............................................        3,296                                 3,296
Other assets................................................       19,175                                19,175
                                                                 --------           --------           --------
Total assets................................................     $283,155           $ (8,763)          $274,392
                                                                 ========           ========           ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Unpaid losses and loss adjustment expenses................     $ 99,748           $                  $ 99,748
  Unearned premiums.........................................       83,366                                83,366
  Policyholder deposits.....................................        5,329                                 5,329
  Accrued taxes and other payables..........................        5,766              1,976              7,742
  Premiums payable..........................................       11,582                                11,582
  Litigation liabilities....................................        2,380                                 2,380
  Debentures................................................       24,000                                24,000
                                                                 --------           --------           --------
    Total liabilities.......................................      232,171              1,976            234,147
                                                                 --------           --------           --------
Shareholders' equity
  Preferred Stock:
    Series A convertible preferred shares, $1 par value, 6%
     cumulative (liquidation preference of $11 per share),
     500,000 shares authorized and 405,788 shares issued and
     outstanding for pro forma..............................           --                406                406
    Series B preferred shares, $1 par value, 6% cumulative
     (liquidation preference of $11 per share)
     600,000 shares authorized and 482,769 shares issued and
     outstanding for pro forma..............................           --                483                483
    Series C preferred shares, $1 par value, 8.5% cumulative
     (liquidation preference of $12 per share)
     850,000 shares authorized and 753,089 shares issued and
     outstanding for pro forma..............................           --                753                753
  Common Stock:
    Common shares, $1.67 par value, 10,000,000 shares
     authorized, 3,285,408 shares issued and outstanding
     (Pro forma $1,670,000 par value, 10 shares authorized
     and 0 shares issued and outstanding)...................        5,487             (5,487)                --
    Class A common shares, $0.50 par value,
     2,100,000 shares authorized, 625,826 issued and
     outstanding for pro forma..............................           --                313                313
  Paid-in surplus...........................................       16,405             (7,207)             9,198
  Retained earnings.........................................       30,469                                30,469
  Accumulated other comprehensive loss:
        Unrealized loss on investments available for sale,
        net of deferred income taxes........................       (1,377)                               (1,377)
                                                                 --------           --------           --------
    Total shareholders' equity..............................       50,984            (10,739)            40,245
                                                                 --------           --------           --------
Total liabilities and shareholders' equity..................     $283,155           $ (8,763)          $274,392
                                                                 ========           ========           ========

----------------------------------
(1) The historical financial statements have been adjusted to reflect the acquisition and cancellation of the shares rescinded through litigation.

(2) The pro forma condensed consolidated balance sheet reflects adjustments related to the Recapitalization Plan as well as a sale and leaseback transaction for certain equipment owned by a subsidiary of the Company which will provide a portion of the funds used to accomplish the acquisition of common stock.

                        CHANDLER INSURANCE COMPANY, LTD
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                         FOR THE NINE MONTHS
                                                                      ENDED SEPTEMBER 30, 2000
                                                              -----------------------------------------
                                                                             PRO FORMA       PRO FORMA
                                                              HISTORICAL   ADJUSTMENTS(1)   AS ADJUSTED
                                                              ----------   --------------   -----------
Premiums and other revenues
  Direct premiums written and assumed.......................   $157,202        $             $157,202
  Reinsurance premiums ceded................................    (56,798)                      (56,798)
                                                               --------        -----         --------
    Net premiums written and assumed........................    100,404                       100,404
  Increase in unearned premiums.............................     (7,855)                       (7,855)
                                                               --------        -----         --------
    Net premiums earned.....................................     92,549                        92,549
Interest income, net........................................      4,479         (333)           4,146
Realized investment gains, net..............................        178                           178
Commissions, fees and other income..........................      1,242                         1,242
                                                               --------        -----         --------
  Total premiums and other revenues.........................     98,448         (333)          98,115
                                                               --------        -----         --------
Operating costs and expenses
  Losses and loss adjustment expenses.......................     64,075                        64,075
  Policy acquisition costs..................................     23,756                        23,756
  General and administrative expenses.......................     10,500                        10,500
  Interest expense..........................................      1,702                         1,702
  Litigation expenses, net..................................        585                           585
                                                               --------        -----         --------
    Total operating costs and expenses......................    100,618                       100,618
                                                               --------        -----         --------
Loss before income taxes....................................     (2,170)        (333)          (2,503)
Federal income tax benefit of consolidated U.S.
  subsidiaries..............................................      1,213          113            1,326
                                                               --------        -----         --------
  Net loss..................................................   $   (957)       $(220)        $ (1,177)
                                                               ========        =====         ========
Net loss assigned to common shareholders....................                                 $ (2,193)
                                                                                             ========
Historical:
Basic loss per common share.................................   $  (0.22)
Diluted loss per common share...............................   $  (0.22)
Basic weighted average common shares outstanding............      4,428
Diluted weighted average common shares outstanding..........      4,445
Proforma:
Basic loss per common share.................................   $  (0.29)(2)                  $  (3.50)(3)
Diluted loss per common share...............................   $  (0.29)(2)                  $  (1.93)(3)
Basic weighted average common shares outstanding............      3,286 (2)                       626
Diluted weighted average common shares outstanding..........      3,303 (2)                     1,032
Ratio of earnings to combined fixed charges and preference
  dividends.................................................         -- (4)                        -- (4)

------------------------------
(1) The pro forma statement of operations reflects adjustments to interest income as well as related income tax benefit for the lost interest on funds used to repurchase the Company's outstanding common stock. The interest rate assumed for the adjustment is 6.4%. No pro forma adjustment is shown for the sale-leaseback transaction that will be consummated as part of the proposed transaction since the effect on the above statement of operations is not material.

(2) The historical earnings per share amounts have been adjusted to assume that the 1,142,625 shares that were rescinded through litigation were retired at the beginning of the year.

(3) In calculating the pro forma basic and diluted loss per common share, the net income available to common shareholders has been reduced for preferred stock dividends of $1.0 million and $815,000, respectively.

(4) For purposes of calculating the ratio of earnings to combined fixed charges and preference security dividends, (a) earnings consist of earnings before taxes plus fixed charges less preference security dividends and (b) fixed charges consist of interest expense, amortization of deferred financing costs, preference security dividends and one-third of rental expense which is the portion we consider representative of the interest factor. Earnings were insufficient to cover fixed charges and preference security dividends in the nine months ended September 30, 2000 for the historical and pro forma financial data by $2.2 million and $3.5 million, respectively. As the Company did not have any preferred stock outstanding during the historical period presented, preference security dividends have only been included in calculating the pro forma ratio of earnings to combined fixed charges and preference security dividends.

                        CHANDLER INSURANCE COMPANY, LTD
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                FOR THE YEAR ENDED DECEMBER 31, 1999
                                                              -----------------------------------------
                                                                             PRO FORMA       PRO FORMA
                                                              HISTORICAL   ADJUSTMENTS(1)   AS ADJUSTED
                                                              ----------   --------------   -----------
Premiums and other revenues
  Direct premiums written and assumed.......................   $169,635         $            $169,635
  Reinsurance premiums ceded................................    (41,698)                      (41,698)
                                                               --------         -----        --------
    Net premiums written and assumed........................    127,937                       127,937
  Increase in unearned premiums.............................    (19,610)                      (19,610)
                                                               --------         -----        --------
    Net premiums earned.....................................    108,327                       108,327
                                                               --------         -----        --------
Interest income, net........................................      5,594          (319)          5,275
Realized investment gains, net..............................         55                            55
Fee for rescinded reinsurance treaties......................     10,000                        10,000
Commissions, fees and other income..........................      1,730                         1,730
                                                               --------         -----        --------
  Total premiums and other revenues.........................    125,706          (319)        125,387
                                                               --------         -----        --------
Operating costs and expenses
  Losses and loss adjustment expenses.......................     79,816                        79,816
  Policy acquisition costs..................................     28,681                        28,681
  General and administrative expenses.......................     12,029                        12,029
  Interest expense..........................................      1,531                         1,531
  Litigation expenses, net..................................      1,133                         1,133
                                                               --------         -----        --------
    Total operating costs and expenses......................    123,190                       123,190
                                                               --------         -----        --------
Income before income taxes..................................      2,516          (319)          2,197
Federal income tax provision of consolidated U.S.
  subsidiaries..............................................       (365)          108            (257)
                                                               --------         -----        --------
    Net Income..............................................   $  2,151         $(211)       $  1,940
                                                               ========         =====        ========
Net income available to common shareholders.................                                 $    586
                                                                                             ========
Historical:
Basic income per common share...............................   $   0.34
Diluted income per common share.............................   $   0.34
Basic weighted average common shares outstanding............      6,330
Diluted weighted average common shares outstanding..........      6,347
Proforma:
Basic income per common share...............................   $   0.65(2)                   $   0.94(3)
Diluted income per common share.............................   $   0.65(2)                   $   0.83(3)
Basic weighted average common shares outstanding............      3,286(2)                        626
Diluted weighted average common shares outstanding..........      3,303(2)                      1,032
Ratio of earnings to combined fixed charges and preference
  dividends.................................................       2.43(4)                       1.27(4)

--------------------------
(1) The proforma statement of operations reflects adjustments to interest income as well as related income tax benefit for the lost interest on funds used to repurchase the Company's outstanding common stock. The interest rate assumed for the adjustment is 4.6%. No pro forma adjustment is shown for the sale-leaseback transaction that will be consummated as part of the proposed transaction since the effect on the above statement of operations is not material.

(2) The historical earnings per share amounts have been adjusted to assume that the 1,142,625 shares that were rescinded through litigation at December 31, 1999 were retired at the beginning of the year. In addition, the retirement of 1,998,500 common shares during 1999, which were associated with litigation, was assumed to occur as of the beginning of the year.

(3) In calculating the pro forma basic and diluted income per common share, the net income available to common shareholders has been reduced for preferred stock dividends of $1.4 million and $1.1 million, respectively.

(4) For purposes of calculating the ratio of earnings to combined fixed charges and preference security dividends, (a) earnings consist of earnings before taxes plus fixed charges less preference security dividends and (b) fixed charges consist of interest expense, amortization of deferred financing costs, preference security dividends and one-third of rental expense which is the portion we consider representative of the interest factor. As the

    Company did not have any preferred stock outstanding during the historical period presented, preference security dividends have only been included in calculating the pro forma ratio of earnings to combined fixed charges and preference security dividends.

PRICE RANGE OF COMMON SHARES; DIVIDENDS

    The Common Shares have been traded in the over-the-counter market and quoted on Nasdaq since June 9, 1986, the date of the Company's initial public offering, under the symbol "CHANF". The Common Shares were included on the Nasdaq National Market on March 17, 1987. Trading in the Company's Common Shares has been sporadic and relatively inactive for many years.

    The table below sets forth, for the periods indicated, the high and low closing sale prices of the Company's Common Shares as reported on the Nasdaq National Market.

                                                                PRICE RANGE OF
                                                                 COMMON SHARES
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
FISCAL YEAR ENDED DECEMBER 31, 1998:
  First Quarter.............................................   $ 8.38     $5.13
  Second Quarter............................................     8.00      7.19
  Third Quarter.............................................     8.13      6.75
  Fourth Quarter............................................     7.88      7.00

FISCAL YEAR ENDED DECEMBER 31, 1999:
  First Quarter.............................................   $10.00     $7.25
  Second Quarter............................................     8.94      7.50
  Third Quarter.............................................     8.13      7.25
  Fourth Quarter............................................     8.63      7.25

FISCAL YEAR ENDING DECEMBER 31, 2000:
  First Quarter.............................................   $ 8.50     $6.50
  Second Quarter............................................     8.63      7.50
  Third Quarter.............................................     8.19      7.56
  Fourth Quarter............................................     8.94      7.50

FISCAL YEAR ENDING DECEMBER 31, 2001:
  First Quarter (through January 12, 2001)..................   $ 9.13     $8.56

    On May 31, 2000, the last trading day on which there was any trading in the Company's Common Shares preceding the announcement of the Recapitalization Plan, the closing sales price of the Company's Common Shares was $7.69.

    The Company has never declared or paid a cash dividend on the Common Shares and does not contemplate doing so in the foreseeable future.

SHARE PURCHASES

    During December 1999, the Company acquired 1,989,200 of its Common Shares in exchange for payment of $15,204,758 (the original price paid for the shares) to CenTra, Inc. ("CenTra") and its affiliates (collectively, the "CenTra Group") pursuant to a divestiture plan proposed by NAICO, an indirect subsidiary of the Company, and approved by the U.S. District Court for the District of Nebraska (the "Nebraska Court"). All shares were canceled upon their return to the Company. The Nebraska Court had ordered CenTra to divest all shares of the Company owned or controlled by it or its affiliates.

    During December 1999, Chandler Insurance Management, Ltd., a wholly owned subsidiary of the Company, transferred 524,475 shares of the Company's Common Shares that it owned to the Company. The shares were canceled by the Company.

    During November 2000, the Company acquired an additional 1,142,625 of its Common Shares in exchange for payment of $6,882,500 (the original price paid for the shares) to the CenTra Group and affiliates pursuant to a ruling of the U.S. District Court in Oklahoma City, Oklahoma in April 1997, which was upheld by the 10th Circuit Court of Appeals in September 2000. As directed by the 10th Circuit, the Nebraska Court determined the method of divestiture of these shares which resulted in the above payment. The CenTra Group consists of CenTra, Inc., Ammex, Inc., DuraRock Underwriters, Ltd., M.J. Moroun, Ronald W. Lech, Norman E. Harned, Agnes A. Moroun and Matthew T. Moroun.

    During October and November 2000, the Thrift Plan has purchased approximately 213 shares for its participants at an average price of $7.91. All purchases for the Thrift Plan are effected through State Street brokerage firm.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Chandler USA leases a rural property from Davenport Farms, Inc. ("Davenport Farms"), a corporation owned by Messrs. LaGere, Evans and Paden. Chandler USA has placed three mobile homes on the property, drilled a water well connected to the mobile homes and made other smaller improvements to the property. Its personnel maintains these improvements. These mobile homes and the property provide hunting, fishing, lodging, dining and other outdoor recreational activities for the entertainment of customers and business associates of Chandler USA and/or its subsidiaries. Chandler USA pays no rent to Davenport Farms but reimburses it for one-half of the utilities and for hunting supplies. Chandler USA has also agreed to indemnify Davenport Farms for claims arising out of its use of the property. Chandler USA retains the right to remove all structures located upon the property when the lease terminates. In 1997, 1998 and 1999, Chandler USA incurred approximately $159,000, $217,000 and $202,000, respectively, in expenses associated with its use of this property, including $9,000, $7,000 and $8,000 paid to Davenport Farms for reimbursement of certain expenses, such as utility and similar expenses, for the years 1997, 1998 and 1999, respectively.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the number of Common Shares of the Company beneficially owed before the Recapitalization Plan (as of November 21, 2000) and the number and type of new capital stock to be owned after the Recapitalization Plan by (i) each director, (ii) the Company's Chairman and Chief Executive Officer and each of the Company's four other most highly compensated executive officers for services rendered for the fiscal year ended December 31, 1999 and
(iii) all current directors and executive officers as a group:

                                                                  BENEFICIAL OWNERSHIP
                                       ---------------------------------------------------------------------------
                                         NUMBER OF                    TYPE OF NEW      NUMBER OF NEW
                                       COMMON SHARES                 CAPITAL SHARES   CAPITAL SHARES
NAME OF DIRECTOR OR EXECUTIVE OFFICER  (PRE-SPLIT)(1)   PERCENT(2)    (POST-SPLIT)    (POST-SPLIT)(1)   PERCENT(3)
-------------------------------------  --------------   ----------   --------------   ---------------   ----------
W. Brent LaGere(4)..................      449,778          13.6%        Class A C/S       500,661           80.0%
                                                                       Series A P/S        75,152           18.5%

Brenda B. Watson(5).................       53,566           1.6%       Series A P/S        18,024            4.4%
                                                                       Series B P/S        35,542            7.4%

Richard L. Evans....................       59,522           1.8%       Series A P/S        27,272            6.7%
                                                                       Series B P/S        32,250            6.7%

Paul A. Maestri(6)..................       54,500           1.6%                 --            --             --

James M. Jacoby(6)..................       54,500           1.6%                 --            --             --

Robert L. Rice(6)...................       54,500           1.6%                 --            --             --

Mark T. Paden.......................       28,810             *         Class A C/S       125,165           20.0%
                                                                       Series A P/S        17,610            4.3%

W. Scott Martin(7)..................       33,000           1.0%       Series C P/S        33,000            4.4%

Steven R. Butler....................        3,200             *        Series C P/S         3,200              *

All directors and officers as a group
  (10 persons)(8)..................       794,904          23.4%        Class A C/S       625,826          100.0%
                                                                       Series A P/S       141,586           34.9%
                                                                       Series B P/S        67,792           14.0%
                                                                       Series C P/S        36,200            4.8%

------------------------

*   Less than 1%

(1) The rules of the SEC provide that, for the purposes hereof, a person is considered the "beneficial owner" of shares with respect to which the person, directly or indirectly, has or shares the voting or investment power, irrespective of his economic interest in the shares. Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed, subject to community property laws.

(2) Based on 3,295,408 Common Shares outstanding on November 21, 2000. Common Shares subject to options that are exercisable within 60 days of November 21, 2000, are deemed beneficially owned by the person holding such options for the purposes of calculating the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3) Based on 625,826 Class A Common Shares, 405,788 Series A Preferred Shares, 482,769 Series B Preferred Shares and 753,089 Series C Preferred Shares estimated to be outstanding following the Recapitalization Plan.

(4) Includes (i) 348,390 Common Shares owned by the W. Brent LaGere Irrevocable Trust (the "Trust") and (ii) 22,500 Common Shares owned by W&L Holding Corp. ("W&L Holding"), a corporation, 100% of which is owned by the Trust.
    Mr. LaGere disclaims beneficial ownership of the shares held by the Trust and W&L Holding. The business address of Mr. LaGere is 1010 Manvel Avenue, Chandler, Oklahoma, 74834.

(5) Includes 8,027 shares held by Ms. Watson's husband. Ms. Watson disclaims beneficial ownership of the shares owned by her husband.

(6) Includes 34,500 Common Shares issuable upon exercise of outstanding options.

(7) Includes 1,500 Common Shares issuable upon exercise of outstanding options.

(8) Includes 105,000 Common Shares issuable upon exercise of outstanding options. In addition, includes 3,528 Common Shares owned by another executive officer of the Company not listed in the table above.

SHAREHOLDERS HOLDING OVER FIVE PERCENT

    The following table sets forth the number of Common Shares of the Company beneficially owed before the Recapitalization Plan and the number and type of new capital stock owned after the Recapitalization Plan by persons, other than those listed previously, who are known by the Company to own beneficially more than 5% of the Company's Common Shares as of November 21, 2000. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the capital stock beneficially owned.

                                                                 BENEFICIAL OWNERSHIP
                                      ---------------------------------------------------------------------------
                                        NUMBER OF                    TYPE OF NEW      NUMBER OF NEW
                                      COMMON SHARES                 CAPITAL SHARES   CAPITAL SHARES
NAME AND ADDRESS OF SHAREHOLDER       (PRE-SPLIT)(1)   PERCENT(2)    (POST-SPLIT)    (POST-SPLIT)(1)   PERCENT(3)
-------------------------------       --------------   ----------   --------------   ---------------   ----------
Benjamin T. Walkingstick(4)
  1001 Manvel Avenue
  Chandler, Oklahoma 74834..........     377,529          11.5%       Series B P/S       377,529           78.2%

Marvel List(5)
  420 Bennett Boulevard
  Chandler, Oklahoma 74834..........     375,577          11.4%        Class A C/S       370,890           59.3%
                                                                      Series C P/S         4,687              *

------------------------

*   Less than 1%.

(1) The rules of the SEC provide that, for the purposes hereof, a person is considered the "beneficial owner" of shares with respect to which the person, directly or indirectly, has or shares the voting or investment power, irrespective of his economic interest in the shares. Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed, subject to community property laws.

(2) Based on 3,295,408 Common Shares outstanding on November 21, 2000.

(3) Based on 625,826 Class A Common Shares, 408,788 Series A Preferred Shares, 482,769 Series B Preferred Shares and 753,089 Series C Preferred Shares estimated to be outstanding following the Recapitalization Plan.

(4) Includes 2,500 Common Shares held by Mr. Walkingstick's wife, 16,256 Common Shares held by Mr. Walkingstick's son, 3,562 Common Shares held by
    Mr. Walkingstick's daughter, and 2,873 held by Mr. Walkingstick's grandchildren. Mr. Walkingstick disclaims beneficial ownership of these shares.

(5) Includes 370,890 held by the Trust, of which 22,500 Common Shares are directly owned by W&L Holding, which is 100% owned by the Trust. Ms. List serves as trustee of the Trust.

OTHER MATTERS REGARDING BENEFICIAL OWNERSHIP

    For purposes of these tables, unless otherwise indicated, the Company has assumed that the following persons are affiliates: an entity's executive officers and directors or its managing partners, persons holding more than 10% of an entity, and those persons who are controlling, controlled by, or under common control with such officers, directors, managing partners, or shareholders.

    Statements of percentages of ownership are made based upon pertinent reporting requirements and guidelines specifically applicable to this Proxy Statement. Determination of voting power under the Company's Articles of Association or applicable insurance holding company laws may be at variance with the above stated percentages.

INSURANCE REGULATION CONCERNING CHANGE OR ACQUISITION OF CONTROL

    The Company's subsidiary, NAICO is a domestic property and casualty insurance company organized under the insurance laws of Oklahoma (the "Insurance Code"). The Insurance Code provides that the acquisition or change of "control" of a domestic insurer or of any person that controls a domestic insurer cannot be consummated without the prior approval of the Oklahoma Department of Insurance. A person seeking to acquire control, directly or indirectly, of a domestic insurance company or of any person controlling a domestic insurance company must generally file with the relevant insurance regulatory authority an application for change of control containing certain information required by statute and published regulations and provide a copy of such to the domestic insurer. In Oklahoma, control is generally presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote or holds proxies representing 10% or more of the voting securities of the insurance company or of any other person or entity controlling the insurance company. The 10% presumption is not conclusive and control may be found to exist at less than 10%.

    In addition, many state insurance regulatory laws contain provisions that require pre-notification to state agencies of a change in control of a non-domestic insurance company admitted in that state. While such pre-notification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize issuance of a cease and desist order with respect to the non-domestic insurer if certain conditions exist such as undue market concentration.

    Any future transactions that would constitute a change in control of the Company would also generally require prior approval by the Oklahoma Department of Insurance and would require pre-acquisition notification in those states which have adopted pre-acquisition notification provisions and in which the insurers are admitted. Because such requirements are primarily for the benefit of policyholders, they may deter, delay or prevent certain transactions that could be advantageous to the shareholders or creditors of the Company.

                                   LITIGATION

    On June 5 and 6, 2000, three civil lawsuits were filed against the Company, its indirect subsidiary Chandler (U.S.A.), Inc., and all of the Company's directors. All three suits have now been consolidated into a single proceeding. The suit alleges that the plans announced on June 1, 2000 to take the Company private are detrimental to the Disinterested Shareholders. Each suit also requests that it be certified as a class action and that the court enter a temporary restraining order to prevent completion of the announced plan. The suit also alleges that all defendants have breached and are breaching fiduciary duties owed to the plaintiffs and other shareholders. The plaintiffs have been granted leave to amend their petitions but have not yet amended them. As a result, the Company has not yet responded to the lawsuit but plans to file timely responses denying the allegations. On June 12, 2000, CenTra made similar allegations in an already pending lawsuit in the Nebraska Court involving a court-ordered divestiture of the Company's shares owned by CenTra. See "The Company--Share Purchases." CenTra requested that the court enjoin and restrain LaGere and others from completing the announced plans. On July 20, 2000, the Nebraska Court denied CenTra's request. On June 27, 2000, CenTra filed a similar request in an already pending case in the U.S. District Court for the Western District of Oklahoma (the "Oklahoma Court"). The Company has responded, but the Oklahoma Court has not ruled.

                            SHAREHOLDERS' PROPOSALS

    If the Recapitalization Plan is not approved and consummated, or if it is not effected within the period currently contemplated, the Company will hold a 2001 Annual Meeting of the Shareholders in the middle of 2001. Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Company consistent with the Rule 14a-8 promulgated under the Exchange Act. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 2001 Annual Meeting of Shareholders, such proposals should have been received by the Secretary of the Company on or before January 5, 2001 as noted in the Company's Definitive Proxy Statement filed
May 5, 2000. With respect to the Special Meeting, the Company has received no notifications that any shareholder proposal is intended to be raised from the floor. Therefore, the proxy holders will be allowed to use their discretionary voting authority if any such proposals are raised.

                           INCORPORATION BY REFERENCE

    The following documents filed with the SEC by the Company are incorporated by reference in this Proxy Statement: (i) the Annual Report of Form 10-K for the fiscal year ended December 31, 1999, and (ii) the Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2000.

    All documents and reports filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and prior to be a part hereof from the respective dates of the filing of such documents or reports.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in any other subsequently filed documents which also is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE TO SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUESTS OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, TO CHANDLER INSURANCE COMPANY, LTD., ANDERSON SQUARE, FIFTH FLOOR, GRAND CAYMAN, CAYMAN ISLANDS B.W.I., ATTN: STEVEN R. BUTLER (TELEPHONE: 345-949-8177). IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS MUST BE RECEIVED NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC's website http://www.sec.gov.

                                 MISCELLANEOUS

    The Board of Directors knows of no business other than that set forth above to be transacted at the Special Meeting. If other matters requiring a vote of the shareholders arise, the persons designated as proxies will vote the Common Shares represented by the proxies in accordance with their best judgment and Rule 14a-4 under the Exchange Act.

    The information contained in the Proxy Statement relating to the occupations and security holdings of the directors and executive officers of the Company and their transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than five percent of the Company's Common Shares is based upon information contained in reports filed by such owner with the SEC.

                                          By Order of the Board of Directors,

                                          W. BRENT LAGERE
                                          CHAIRMAN OF THE BOARD

          , 2001

APPENDIX A

                              SPECIAL RESOLUTIONS

    RESOLVED, that Paragraph 6 of the Memorandum of Association, relating to the authorized share capital of the Company, is hereby amended to read in its entirety as follows:

    6. The authorized share capital of the Company shall consist of U.S. $19,700,000, divided into ten (10) Common Shares having a par value of U.S. $1,670,000, 2,100,000 Class A Common Shares having a par value of U.S. $0.50, 500,000 Series A Convertible Preferred Shares having a par value of U.S. $1.00, 600,000 Series B Preferred Shares having a par value of U.S. $1.00, and 850,000 Series C Preferred Shares having a par value of U.S. $1.00.

    RESOLVED FURTHER, that the Articles of Association are hereby amended by replacing Section 7 to Article VIII thereof, which Section shall read in its entirety as follows:

    SECTION 7. SHARES. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Common Shares, Class A Common Shares, Series A Preferred Shares, Series B Preferred Shares, and Series C Preferred Shares authorized to be issued by the Company are as follows:

    A. COMMON SHARES. Except as otherwise provided by the Companies Law of the Cayman Islands or by any resolution adopted by the Board of Directors authorizing and fixing the relative powers, preferences and rights and the qualifications, limitations or restrictions of any new capital stock of the Company, the entire voting power of the shares of the Company for the election of directors and for all other purposes, as well as all other rights appertaining to shares of the corporation, shall be vested exclusively in the Common Shares and the Class A Common Shares. Each Common Share shall have one vote upon all matters to be voted on by the holders of Common Shares and Class A Common Shares and shall be entitled to participate equally in all dividends payable with respect to the Common Shares and the Class A Common Shares and to share ratably, with the Class A Common Shares, subject to the rights and preferences of the Series A Preferred Shares, Series B Preferred Shares, and Series C Preferred Shares, in all assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company or upon any distribution of the assets of the Company.

    B. CLASS A COMMON SHARES. Except as otherwise provided by the Companies Law of the Cayman Islands or by any resolution adopted by the Board of Directors authorizing and fixing the relative powers, preferences and rights and the qualifications, limitations or restrictions of new capital stock of the Company, the entire voting power of the shares of the Company for the election of directors and for all other purposes, as well as all other rights appertaining to shares of the corporation, shall be vested exclusively in the Common Shares and the Class A Common Shares. Each
    Class A Common Share shall have one vote upon all matters to be voted on by the holders of Common Shares and Class A Common Shares and shall be entitled to participate equally in all dividends payable with respect to the Common Shares and the Class A Common Shares and to share ratably with the Common Shares, subject to the rights and preferences of the Series A Preferred Shares, Series B Preferred Shares, and Series C Preferred Shares, in all assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company or upon any distribution of the assets of the Company.

    C. SERIES A CONVERTIBLE PREFERRED SHARES. The Series A Convertible Preferred Shares, $1.00 par value (the "Series A Preferred Shares"), consist of an aggregate of 500,000 shares. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Shares are as set forth below:

       (1) DEFINITIONS. As used herein, the following terms shall have the following definitions:

           (a) "Convertible Securities" means any indebtedness, shares of stock, or other securities of the Company convertible into or exchangeable for Common Shares or Class A Common Shares.

           (c) "Conversion Rate" shall have the meaning set forth in Section C(4)(a) hereof.

           (d) "Conversion Rights" shall have the meaning set forth in Section C(4) hereof.

           (e) "Issuance Date" means the date on which the first share of Series A Preferred Shares is issued.

           (g) "Option" means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Shares, Class A Common Shares or Convertible Securities.

           (h) "Original Issue Price" means $10 per share of the Series A Preferred Shares.

       (2) DIVIDEND PROVISIONS. The holders of Series A Preferred Shares (the "Holders") shall be entitled to receive dividends, which shall accrue and be payable at a rate of 6% per annum (the "Dividend Rate") on the total dollar amount allocated as a "Liquidation Preference Value," specifically $11 per share. Dividends shall accrue and be payable semi-annually on the first day of January and July (each a "Dividend Payment Date") on each of the Series A Preferred Shares issued and outstanding as of such day to the record Holders of such Series A Preferred Shares. Dividends on each of the Series A Preferred Shares shall accrue and be cumulative from the date of issuance. The dividends accruing and payable on the Series A Preferred Shares shall be payable in cash out of funds legally available therefor.

       (3)  LIQUIDATION PREFERENCE.

           (a) PREFERRED SHARES. In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, each Holder of the Series A Preferred Shares shall be entitled to receive, prior and in preference to any distribution in such liquidation, dissolution or winding up of any of the assets of the Company to the holders of the Common Shares or the Class A Common Shares by reason of their ownership thereof, the amount of $11 per share (adjusted for any share dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such Series A Preferred Shares then held. Series A Preferred Shares shall rank PARI PASSU with each of the Series B Preferred Shares and Series C Preferred Shares as to the receipt of the preferential liquidation amount upon the occurrence of such event. If upon the occurrence of any such distribution, the assets and funds of the Company thus distributed among the Holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares in proportion to the preferential amount each such holder is otherwise entitled to receive.

           (b) COMMON SHARES. After the distributions described in Sections C(3)(a), D(2)(a), and E(2)(a) hereof have been paid, then the remaining assets of the Company available for distribution to shareholders shall be distributed among the holders of the Common

           Shares and the Class A Common Shares pro rata based on the number of Common Shares or Class A Common Shares held by each.

           (c)  CONSOLIDATION, MERGER, ETC.  For purposes of this Section
           (3)(c), a merger or consolidation of the Company with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Company, in which consolidation or merger the shareholders of the Company receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, or a sale of all or substantially all of the assets of the Company, shall be treated as a liquidation, dissolution or winding up of the Company. In case of any consolidation, merger or sale of all or substantially all assets, each Holder of Series A Preferred Shares will have the option to receive either (i) the Liquidation Preference Value as part of a deemed liquidation, dissolution or winding up of the Company or (ii) his proportionate amount of the net consideration paid in the consolidation, merger or sale of all or substantially all assets less an amount equal to all dividends previously paid. Each Holder's proportionate amount of the net consideration paid shall be determined by multiplying the net sale price of the consolidation, merger or sale of all or substantially all assets by a fraction, the numerator of which shall be equal to the number of Series A Preferred Shares owned by the Holder as of the date of the consolidation, merger or sale of all or substantially all assets and the denominator of which shall be equal to 3,414,908 less the total number of Common Shares purchased in connection with the Company's going private transaction and less any Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares which have been repurchased. The net sale price shall be after deduction of all taxes and other costs of the consolidation, merger or sale of assets. Notwithstanding anything to the contrary, a consolidation, merger or sale of all or substantially all assets will not be treated as a liquidation, dissolution or winding up of the Company unless the Company's shareholders of record as constituted immediately prior to such transaction will, immediately after such transaction, hold less than 50% of the voting power of the surviving or acquiring entity.

           (d) NOTICE. The Company shall provide written notice of any such liquidation, dissolution, winding up, merger, consolidation or sale of assets of the Company within 10 days prior to the effective date of such event.

       (4) CONVERSION. The Holders of Series A Preferred Shares shall have the following conversion rights (the "Conversion Rights"):

           (a) RIGHT TO CONVERT. Each of the Series A Preferred Shares shall be convertible, at the option of the Holder thereof, at any time after the date of issuance of such share at the office of the Company or transfer agent for the Series A Preferred Shares, into the number of fully-paid and nonassessable Class A Common Shares (the "Conversion Rate") as is determined by dividing the Original Issue Price for the Series A Preferred Shares by the Conversion Price for the Series A Preferred Shares in effect on the Conversion Date. The initial Conversion Price shall be the Original Issue Price for the Series A Preferred Shares; provided, however, that the Conversion Price of the Series A Preferred Shares shall be subject to adjustment as set forth in Section C(4)(c) hereof. Such conversion shall be effected by the redemption of the Series A Preferred Shares to be converted at the applicable Conversion Rate and the issue of the number of Class A Common Shares as determined above at such Conversion Rate.

           (b) MECHANICS OF CONVERSION. Before any Holder of Series A Preferred Shares shall be entitled to convert any of such shares into Class A Common Shares, such Holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the

           Company or transfer agent for the Series A Preferred Shares, and shall give written notice by mail, postage prepaid, to the Company at its principal corporate offices of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Class A Common Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to such Holder of Series A Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates representing the number of Class A Common Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Preferred Shares to be converted, and the person or persons entitled to receive the Class A Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Shares as of the Conversion Date.

           (c) ANTIDILUTION. The Conversion Rate shall be subject to adjustment from time to time upon the occurrence of any of the events enumerated in this Section C(4)(c).

               (1) If at any time the Company shall (i) declare or pay a dividend payable in, or other distribution of, additional
               Class A Common Shares, (ii) subdivide its outstanding Class A Common Shares into a larger number of Class A Common Shares, or
               (iii) combine its outstanding Class A Common Shares into a smaller number of Class A Common Shares, then as a result of an event described in clauses (i), (ii), or (iii), the Conversion Rate shall be adjusted to equal the product of the Conversion Rate in effect immediately prior to such event multiplied by a fraction the numerator of which is equal to the number of Class A Common Shares outstanding immediately after the event and the denominator of which is equal to the number of Class A Common Shares outstanding immediately prior to such event.

               (2) If the number of Class A Common Shares outstanding at any time after the Issuance Date is decreased by a combination of the outstanding Class A Common Shares, then following the record date of such combination, the Conversion Rate for the Series A Preferred Shares shall be appropriately increased so that the number of Class A Common Shares issuable on conversion of each of the Series A Preferred Shares shall be decreased in proportion to such decrease in the outstanding Class A Common Shares.

           (d) OTHER DISTRIBUTION. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or Options or rights not referred to in Section C(4)(c) hereof, then, in each such case for the purpose of this Section C(4)(d), the Holders of Series A Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were holders of the number of Class A Common Shares of the Company into which their Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of Class A Common Shares of the Company entitled to receive such distribution.

           (e) REORGANIZATIONS AND RECAPITALIZATIONS. If at any time or from time to time there shall be a reorganization or recapitalization of the Class A Common Shares (other than a subdivision, combination or merger or sale of assets transaction provided for in Section C(4)(c) hereof), then, as a condition of such reorganization or recapitalization, provision shall be made so that the Holders of Series A Preferred Shares shall thereafter be entitled to receive upon conversion of the Series A Preferred Shares the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Class A Common Shares deliverable upon conversion would have been entitled on such reorganization or recapitalization. In any such case, appropriate adjustment shall be made, in the good faith determination of the Board of Directors of the Company, in the application of the provisions of this Section C(4)(e) with respect to the rights of the Holders of the Series A Preferred Shares after the recapitalization to the end that the provisions of this Section C(4)(e) (including adjustment of the Conversion Rate then in effect and the number of shares receivable upon conversion of the Series A Preferred Shares) shall be applicable after that event in as nearly an equivalent manner as may be practicable.

           (f) NO IMPAIRMENT. The Company will not, by amendment of its Memorandum of Association or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section C(4) and in the taking of all such action (including the reduction of par value of the Class A Common Shares or the Series A Preferred Shares) as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Series A Preferred Shares.

           (g) NO FRACTIONAL SHARES. No fractional shares shall be issued upon conversion of the Series A Preferred Shares and the number of Class A Common Shares to be issued shall be rounded down to the nearest whole share. Such fractional shares shall be redeemed, and there shall be a payment to the Holder of Series A Preferred Shares for any such rounded fractional shares equal to the Conversion Rate per Series A Preferred Share multiplied by the fraction arising. Whether or not fractional shares result from such conversions shall be determined on the basis of the total number of Series A Preferred Shares the Holder is at the time converting into Class A Common Shares and the number of Class A Common Shares issuable upon such aggregate conversion.

           (h) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Rate of Series A Preferred Shares pursuant to this Section C(4), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder of Series A Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request of a Holder of Series A Preferred Shares, furnish or cause to be furnished to such Holder a like certificate setting forth
           (x) such adjustment and readjustment, (y) the Conversion Rate at the time in effect, and (z) the number of Class A Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Shares.

           (i) RESERVATION OF SHARES ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued Class A Common Shares, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of its Class A Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares, and if at any time the number of authorized but unissued Class A Common Shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, then in addition to such other remedies as shall be available to the Holder of such Series A Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Class A Common Shares to such number of shares as shall be sufficient for such purposes.

           (j) NOTICES. In the event that the Company shall propose at any time to (w) declare any dividend or distribution upon its Class A Common Shares, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus, (x) offer for subscription pro rata to the holders of any class or series of its shares any additional shares of any class or series or any other rights, (y) to effect any reclassification or recapitalization of its Class A Common Shares outstanding involving a change in the Class A Common Shares, or
           (z) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall send to the Holders of the Series A Preferred Shares:

               (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Class A Common Shares shall be entitled thereto); and

               (2) in the case of the matters referred to in subsections
                   (y) and (z) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Class A Common Shares shall be entitled to exchange their Class A Common Shares for securities or other property deliverable upon the occurrence of such events or the record date for the determination of such holders if such record date is earlier).

                  Any notice required by the provisions of this Section C(4)(j)
                   to be given to the Holders of Series A Preferred Shares shall be deemed given if sent by facsimile, by telex, or if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at his, her or its address appearing on the books of the Company.

       (5) VOTING RIGHTS. Except as otherwise provided by law, the Holders of Series A Preferred Shares shall have no voting rights.

       (6) CONVERSION UPON REDEMPTION. The redemption of Series A Preferred Shares in accordance with the foregoing, whether in accordance with a conversion into Class A Common Shares or for the cancellation of fractional shares, may be from profits of the Company, proceeds from the sale of additional shares or share premium or capital, subject to the Companies Law of the Cayman Islands. If the Board of Directors opts to redeem from profits or share premium or capital of the Company, a Holder of Series A Preferred Shares electing for conversion shall, for each Series A Preferred Share to be so converted, have the right and obligation (and shall authorize the Board of Directors or their delegate to do so on the Holder's behalf) to subscribe for the applicable number of Class A Common Shares at the applicable Conversion Rate at such price (not being less than par value) per Class A Common Share as shall be determined by dividing the total amount of the redemption monies by the number of Class A Common Shares to which the Holder is entitled on conversion of Series A Preferred Shares. In any such case, the conversion notice, described in Section (4)(b) above, given by the Holder of Series A Preferred Shares shall be deemed irrevocably to authorize and instruct the Board of Directors to apply the redemption monies payable to him in subscribing for Class A Common Shares at such price (including any premium) as aforesaid. If the Board of Directors opts to redeem from proceeds from the sale of additional shares, each Series A Preferred Share shall confer on the Holder thereof the right and the obligation (and shall authorize the Board of Directors or their delegate to do so on the Holder's behalf) to subscribe for the appropriate number of Class A Common Shares at the applicable

       Conversion Rate (including any premium) calculated as aforesaid. In any such case, the conversion notice, described in Section (4)(b) above, given by the Holder of Series A Preferred Shares shall be deemed irrevocably to authorize and instruct the Board of Directors or their delegate to subscribe as agent on the Holder's behalf for any such Class A Common Shares.

    D. SERIES B PREFERRED SHARES. The Series B Preferred Shares, $1.00 par value (the "Series B Preferred Shares"), consist of an aggregate of 600,000 shares. The rights, preferences, privileges and restrictions granted to and imposed on the Series B Preferred Shares are as set forth below:

       (1) DIVIDEND PROVISIONS. The holders of Series B Preferred Shares (the "Holders") shall be entitled to receive dividends, which shall accrue and be payable at a rate of 6% per annum (the "Dividend Rate") on the total dollar amount allocated as a "Liquidation Preference Value," specifically $11 per share. Dividends shall accrue and be payable semi-annually on the first day of January and July (each a "Dividend Payment Date") on each of the Series B Preferred Shares issued and outstanding as of such day to the record Holders of such Series B Preferred Shares. Dividends on each of the Series B Preferred Shares shall accrue and be cumulative from the date of issuance. The dividends accruing and payable on the Series B Preferred Shares shall be payable in cash out of funds legally available therefor.

       (2)  LIQUIDATION PREFERENCE.

           (a) PREFERRED SHARES. In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, each Holder of the Series B Preferred Shares shall be entitled to receive, prior and in preference to any distribution in such liquidation, dissolution or winding up of any of the assets of the Company to the holders of the Common Shares and the Class A Common Shares by reason of their ownership thereof, the amount of $11 per share (adjusted for any share dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such Series B Preferred Shares then held. Series B Preferred Shares shall rank PARI PASSU with each of the Series A Preferred Shares and Series C Preferred Shares as to the receipt of the preferential liquidation amount upon the occurrence of such event. If upon the occurrence of any such distribution, the assets and funds of the Company thus distributed among the Holders of the Series B Preferred Shares shall be insufficient to permit the payment to such holders of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares in proportion to the preferential amount each such holder is otherwise entitled to receive.

           (b) COMMON SHARES. After the distributions described in Sections C(3)(a), D(2)(a), and E(2)(a) hereof have been paid, then the remaining assets of the Company available for distribution to shareholders shall be distributed among the holders of the Common Shares and Class A Common Shares pro rata based on the number of Common Shares and Class A Common Shares held by each.

           (c)  CONSOLIDATION, MERGER, ETC.  For purposes of this Section
           (2)(c), a merger or consolidation of the Company with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Company, in which consolidation or merger the shareholders of the Company receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, or a sale of all or substantially all of the assets of the Company, shall be treated as a liquidation, dissolution or winding up of the Company. In case of any consolidation, merger or sale of all or substantially all assets, each Holder of Series B Preferred Shares will have the option to receive either (i) the Liquidation Preference Value as part of a deemed liquidation, dissolution or winding up of the Company or (ii) his proportionate amount of the net consideration paid in the consolidation, merger or sale of all or substantially all assets less an amount equal to all dividends previously paid. Each Holder's proportionate amount of the net consideration paid shall be determined by multiplying the net sale price of the consolidation, merger or sale of all or substantially all assets by a fraction, the numerator of which shall be equal to the number of Series B Preferred Shares owned by the Holder as of the date of the consolidation, merger or sale of all or substantially all assets and the denominator of which shall be equal to 3,414,908 less the total number of Common Shares purchased in connection with the Company's going private transaction and less any Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares which have been repurchased. The net sale price shall be after deduction of all taxes and other costs of the consolidation, merger or sale of assets. Notwithstanding anything to the contrary, a consolidation, merger or sale of all or substantially all assets will not be treated as a liquidation, dissolution or winding up of the Company unless the Company's shareholders of record as constituted immediately prior to such transaction will, immediately after such transaction, hold less than 50% of the voting power of the surviving or acquiring entity.

           (d) NOTICE. The Company shall provide written notice of any such liquidation, dissolution, winding up, merger, consolidation or sale of assets of the Company within 10 days prior to the effective date of such event.

       (3) VOTING RIGHTS. Except as otherwise provided by law, the Holders of Series B Preferred Shares shall have no voting rights.

    (E) SERIES C PREFERRED SHARES. The Series C Preferred Shares, $1.00 par value (the "Series C Preferred Shares"), consist of an aggregate of 850,000 shares. The rights, preferences, privileges and restrictions granted to and imposed on the Series C Preferred Shares are as set forth below:

       (1) DIVIDEND PROVISIONS. The holders of Series C Preferred Shares (the "Holders") shall be entitled to receive dividends, which shall accrue and be payable at a rate of 8 1/2% per annum (the "Dividend Rate") on the total dollar amount allocated as a "Liquidation Preference Value," specifically $12 per share. Dividends shall accrue and be payable semi-annually on the first day of January and July (each a "Dividend Payment Date") on each of the Series C Preferred Shares issued and outstanding as of such day to the record Holders of such Series C Preferred Shares. Dividends on each of the Series C Preferred Shares shall accrue and be cumulative from the date of issuance. The dividends accruing and payable on the Series C Preferred Shares shall be payable in cash out of funds legally available therefor.

       (2)  LIQUIDATION PREFERENCE.

           (a) PREFERRED SHARES. In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, each Holder of the Series C Preferred Shares shall be entitled to receive, prior and in preference to any distribution in such liquidation, dissolution or winding up of any of the assets of the Company to the holders of the Common Shares and Class A Common Shares by reason of their ownership thereof, the amount of $12 per share (adjusted for any share dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such Series C Preferred Shares then held. Series C Preferred Shares shall rank PARI PASSU with each of the Series A Preferred Shares and Series B Preferred Shares as to the receipt of the preferential liquidation amount upon the occurrence of such event. If upon the occurrence of any such distribution, the assets and funds of the Company thus distributed among the Holders of the Series C Preferred Shares shall be insufficient to permit the payment to such holders of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares in proportion to the preferential amount each such holder is otherwise entitled to receive.

           (b) COMMON SHARES. After the distributions described in Sections C(3)(a), D(2)(a), and E(2)(a) hereof have been paid, then the remaining assets of the Company available for distribution to shareholders shall be distributed among the holders of the Common Shares and Class A Common Shares pro rata based on the number of Common Shares and Class A Common Shares held by each.

           (c)  CONSOLIDATION, MERGER, ETC.  For purposes of this Section
           (2)(c), a merger or consolidation of the Company with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Company, in which consolidation or merger the shareholders of the Company receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, or a sale of all or substantially all of the assets of the Company, shall be treated as a liquidation, dissolution or winding up of the Company. In case of any consolidation, merger or sale of all or substantially all assets, each Holder of Series C Preferred Shares will have the option to receive either (i) the Liquidation Preference Value as part of a deemed liquidation, dissolution or winding up of the Company or (ii) his proportionate amount of the net consideration paid in the consolidation, merger or sale of all or substantially all assets less an amount equal to all dividends previously paid. Each Holder's proportionate amount of the net consideration paid shall be determined by multiplying the net sale price of the consolidation, merger or sale of all or substantially all assets by a fraction, the numerator of which shall be equal to the number of Series C Preferred Shares owned by the Holder as of the date of the consolidation, merger or sale of all or substantially all assets and the denominator of which shall be equal to 3,414,908 less the total number of Common Shares purchased in connection with the Company's going private transaction and less any Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares which have been repurchased. The net sale price shall be after deduction of all taxes and other costs of the consolidation, merger or sale of assets. Notwithstanding anything to the contrary, a consolidation, merger or sale of all or substantially all assets will not be treated as a liquidation, dissolution or winding up of the Company unless the Company's shareholders of record as constituted immediately prior to such transaction will, immediately after such transaction, hold less than 50% of the voting power of the surviving or acquiring entity.

           (d) NOTICE. The Company shall provide written notice of any such liquidation, dissolution, winding up, merger, consolidation or sale of assets of the Company within 10 days prior to the effective date of such event.

       (3) VOTING RIGHTS. Except as otherwise provided by law, the Holders of Series C Preferred Shares shall have no voting rights.

RESOLVED FURTHER, that the Articles of Association of the Company be amended by replacing Article XII in its entirety as follows:

                                  ARTICLE XII
                           CAPITAL SHARE REPURCHASES

        The Board of Directors, in its sole discretion, may authorize repurchases of any and all of the Company's issued capital shares at any time at or below the then prevailing market value. Furthermore, subject to the provisions of the Law and the Memorandum of Association and without prejudice to any other Article contained herein, the Board may authorize repurchases of any and all of the Company's issued capital shares, including any redeemable capital shares, at any time, provided that the manner of repurchase has first been authorized by Ordinary or Special Resolution of the Company's shareholders, and may make payment therefor or for any redemption of capital shares in any manner authorized by the Law, including out of the Company's capital.

RESOLVED FURTHER, that the Articles of Association of the Company be amended by adding a new Article XIII, to read in its entirety as follows:

                                  ARTICLE XIII
                               FRACTIONAL SHARES

        The Board of Directors, in its sole discretion, may authorize the payment of cash in lieu of issuing fractional shares of the Company at any time at a price determined to be fair by an independent investment banking firm selected by an independent committee of the Board of Directors.

APPENDIX B

                        ORDINARY AND SPECIAL RESOLUTIONS
                          TO AUTHORIZE PREFERRED STOCK

    RESOLVED, that Paragraph 6 of the Memorandum of Association, relating to the authorized share capital of the Company, is hereby amended to read in its entirety as follows:

    The authorized share capital of the Company shall consist of U.S.$ 19,700,000, divided into 10,000,000 Common Shares having a par value of U.S.$1.67 each, and 3,000,000 Preferred Shares having a par value of U.S. $1.00 each. The Company shall have the power, except to the extent restricted by the Companies Law (Cap. 22) of the Cayman Islands or by the Articles of Association, to increase or reduce its authorized share capital. Every issue of shares shall have such designation and such powers, preferences, rights, qualifications, limitations and restrictions, as may be provided by or pursuant to the Articles of Association of the Company, as the same may be amended from time to time.

    RESOLVED FURTHER, that the Articles of Association are hereby amended by adding a new Section 7 to Article VIII thereof, which Section shall read in its entirety as follows:

    Section 7. COMMON AND PREFERRED SHARES. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Common Shares and the Preferred Shares authorized to be issued by the Company are as follows:

    A. COMMON SHARES. Except as otherwise provided by the Companies Law of the Cayman Islands or by any resolution adopted by the Board of Directors fixing the relative powers, preferences and rights and the qualifications, limitations or restrictions of any series of Preferred Shares, the entire voting power of the shares of the Company for the election of directors and for all other purposes, as well as all other rights appertaining to shares of the corporation, shall be vested exclusively in the Common Shares. Each Common Share shall have one vote upon all matters to be voted on by the holders of the Common Shares, and shall be entitled to participate equally in all dividends payable with respect to the Common Shares and to share ratably, subject to the rights and preferences of any Preferred Shares, in all assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, or upon any distribution of the assets of the Company.

    B.  PREFERRED SHARES.

        (1) The Preferred Shares may be issued from time to time in one or more of the following four series. Series A Preferred Shares shall be redeemable by the Company in whole or in part for an amount per share equal to the book value (as determined in accordance with generally accepted accounting principles) thereof on the last day of the calendar quarter preceding the date of redemption fixed by the Board of Directors (the "Redemption Date"). Series B Preferred Shares shall be redeemable by the Company in whole or in part for an amount per share equal to the original issue price thereof, plus any dividends accrued thereon but unpaid on the Redemption Date. Series C Preferred Shares shall be redeemable by the Company in whole or in part for a fixed or definitely determinable amount per share as may be established by the Board of Directors of the Company prior to issuance of such shares. Series D Preferred Shares shall not be redeemable. At the discretion of the Board of Directors, Preferred Shares may from time to time be issued in more than one subseries of any of the four series described herein, and references in this Section 7 to "series" of Preferred Shares shall be deemed also to refer to subseries of any series. The Company shall give written notice of any redemption and the price per Preferred Share to be paid in connection therewith to all holders of the Preferred Shares to be redeemed at least 14 days before the Redemption Date. As used in this Section 7, "redemption" shall mean the right or obligation of the Company to require the conversion into cash of all or part of any issued and outstanding series of Preferred Shares. No holder of Preferred Shares shall have the right to require the Company to purchase such Preferred Shares.

        (2) Subject to the provisions of and the restrictions contained in the Companies Law, the company may repurchase the Preferred Shares, in whole or in part, either in the open market or in privately negotiated transactions, at such times and in such manner as the Board of Directors shall from time to time by resolution determine; provided, however, that any such repurchase shall be at a price per share equal to the market value thereof on the date of repurchase, or, if no market value is available or readily ascertainable, the fair value thereof on the date of repurchase as determined by a generally recognized investment banking or other appraisal firm selected by the Board of Directors.

        (3) Subject to the limitations set forth herein and the restrictions contained in the Companies Law, the Board of Directors is expressly authorized, prior to issuance of any series of Preferred Shares, to fix by resolution or resolutions providing for the issue of any series the number of shares included in such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. Pursuant to the foregoing general authority vested in the Board of Directors, but not in limitation of the powers conferred on the Board of Directors thereby and by the Companies Law, the Board of Directors is expressly authorized to determine with respect to each series of Preferred Shares:

           (a) the designation or designations of such series and the number of shares (which number from time to time may be decreased by the Board of Directors, but not below the number of such shares of such series then outstanding, or may be increased by the Board of Directors unless otherwise provided in creating such series) constituting such series;

           (b) the rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or non-cumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such shares as participating or non-participating after the payment of dividends as to which such shares are entitled to any preference;

           (c) the rights and preferences, if any, of the holders of shares of such series upon the liquidation dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Company, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or non-participating after the satisfaction of any such rights and preferences;

           (d) the full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law, if any;

           (e) the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

           (f) the limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, Common Shares or any other class of shares ranking junior, either as to dividends or upon liquidation, to the shares of such series;

           (g) the conditions or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a party with or prior to the shares of such series either as to dividends or upon liquidation;

           (h) the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for such series, and any other regulations concerning repurchase or redemption of such series;

           (i) if such series is redeemable by the Company, the terms and conditions governing redemption (in addition to those specified in subsection (B)(1) of this Section 7), including, without limitation, whether such redemption shall be mandatory or at the option of the Company; and

           (j) any other relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of shares of such series.

       All Preferred Shares shall be identical and of equal rank except as provided herein and except in respect to the particulars that may be fixed by the Board of Directors as provided above, and all shares to each series of Preferred Shares shall be identical and of equal rank except as to the times from which cumulative dividends thereon, if any, shall be cumulative.

    RESOLVED FURTHER, that so as to be consistent with the foregoing amendment,
Article III, Section 21, subsection (c) of the Articles of Association is hereby amended to delete the words "redeem any of its shares, or" following the words "Special Resolutions," so that such subsection will after amendment read as follows:

           (c) subject to the provisions of the Companies Act, the Company may by Special Resolutions reduce its share capital, any capital redemption reserve fund, or any share premium account.

    RESOLVED FURTHER, that the officers of the Company are authorized, empowered and directed to do all other things and acts, to execute and deliver all other instruments, documents and certificates and to pay all costs, fees and taxes as may be, in their sole judgment, necessary, proper or advisable in order to carry out and comply with the purposes and intent of all of the foregoing resolutions; and that all of the acts and deeds of the officers of the Company which are consistent with the purposes and intent of such resolutions be and hereby are, in all respects, approved, confirmed and adopted as the acts and deeds of the Company.

APPENDIX C

November 14, 2000

Special Committee of the Board of Directors
Chandler Insurance Company, Ltd.
5th Floor, Anderson Square
Grand Cayman, Cayman Islands

Gentlemen:

    We have acted as your financial advisor in connection with your consideration of the proposed cash consideration to be received by the disinterested shareholders (as defined below) of Chandler Insurance
Company, Ltd. (the "Company") in the proposed recapitalization plan pursuant to which certain members of senior management and certain stockholders of the Company (collectively, the "Purchase Group") have proposed to take the Company private by means of a reverse stock split in which the disinterested shareholders of the Company would receive cash consideration of $10.00 per share (the "Transaction"). The terms and conditions of the Transaction are more fully described in the latest draft of the Preliminary Proxy Statement dated
November 8, 2000.

    You have requested our opinion as independent investment bankers and financial advisor as to the fairness to the disinterested shareholders of the Company from a financial point of view of the cash consideration proposed to be received by such shareholders in the Transaction. For purposes of this opinion, the term "disinterested shareholders" means holders of the Company's one class of common stock (the "Common Stock") who would receive cash consideration of $10.00 per share in the Transaction, other than (1) directors, and officers of the Company, (2) any holder of 10 percent or more of the outstanding shares of Common Stock (assuming the exercise of options beneficially owned by the holder) and (3) other parties and their affiliates who are part of the Purchase Group.

    In connection with rendering our opinion we have:

     (i) analyzed certain publicly available financial statements and reports regarding the Company;

     (ii) analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning the Company prepared by management of the Company;

    (iii) reviewed the reported prices and trading activity for the Common stock;

     (iv) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (v) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

     (vi) reviewed the financial terms of the Transaction as described in drafts of the Preliminary Proxy Statement and related documents;

    (vii) discussed with management of the Company (including W. Brent LaGere) certain of its strategic alternatives and the operations of and future business prospects for the Company including the financial forecasts and related assumptions of the Company;

   (viii) assisted in your deliberations regarding the cash consideration to be received by the disinterested shareholders in the Transaction; and

     (ix) considered other information as we considered relevant and performed such other analyses and provided such other services as we have deemed appropriate.

    We have relied on the accuracy and completeness of the information and financial data provided to us by the Company, and our opinion is based upon such information. We have inquired into the reliability of such information and financial data and into the reasonableness of the Company's financial projections only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. For purposes of this opinion, we have assumed that the Transaction, if approved, would be completed with reasonable promptness.

    As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company. Stephens is receiving a fee, and reimbursement of its expenses, in connection with its analysis and evaluation of the Transaction and the issuance of this fairness opinion.

    Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the disinterested shareholders of the Company in the Transaction is fair to them from a financial point of view.

    Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission, except that this opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the Company's shareholders or any filing required by the Securities and Exchange Commission provided that we approve the content of such disclosures prior to publication or filing.

Very truly yours,
STEPHENS INC.

FORM OF PROXY

                       CHANDLER INSURANCE COMPANY, LTD.

         The undersigned (i) acknowledges receipt of the Notice dated December __, 2000, of the Special Meeting of Shareholders of Chandler Insurance Company, Ltd., a Cayman Islands corporation (the "Company"), to be held on January 16, 2000, at 10:00 a.m., local time, at Lando's Restaurant, Hidalgo Street No. 270, in Ciudad Acuna, Mexico, and the Proxy Statement in connection therewith; and
(ii) appoints W. Brent LaGere and Mark T. Paden, and each of them, the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Shares of the Company standing in the name of the undersigned on December 1, 2000, or with respect to which the undersigned is entitled to vote and act, at the meeting and at any postponements or adjournments thereof, and the undersigned directs that this proxy be voted as set forth on the reverse.

         If more than one of the proxies named herein shall be present in person or by substitute at the meeting or at any postponements or adjournments thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

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


THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR                  Please mark     |X|
PROXIES HERETOFORE GIVEN TO VOTE UPON OR ACT                 your votes as
WITH RESPECT TO SUCH COMMON SHARES AND HEREBY                indicated in
RATIFIES AND CONFIRMS ALL THAT THE PROXIES, THEIR            this example
SUBSTITUTES, OR ANY OF THEM MAY LAWFULLY DO BY
VIRTUE HEREOF.

1. To adopt a proposal to (A) amend by Special Resolutions, in the proposed form attached hereto as Appendix A, the Company's Memorandum of Association and Articles of Association to (i) authorize the creation of Class A Common Shares, $0.50 par value per share; (ii) authorize and designate the rights, preferences, privileges and restrictions granted to and imposed on the Series A Cumulative Convertible Preferred Shares, $1.00 par value per share, Series B Cumulative Preferred Shares, $1.00 par value per share, and Series C Cumulative Preferred Shares, $1.00 par value per share; (iii) provide for the repurchase of capital shares; (iv) provide for the payment of cash in lieu of issuing fractional shares; and (v) effect a 1-for-1,000,000 reverse stock split of the Company's common shares, $1.67 par value (the "Common Shares"), thereby reducing the number of authorized Common Shares from 10,000,000 shares to ten shares and providing a cash payment of $10.00 per issued Common Share in lieu of the issuance of any resulting fractional shares following the reverse stock split and (B) repurchase Common Shares held by certain management and key shareholders in exchange for new shares of various other classes and/or series of capital stock of the Company (each of (A) and (B) are collectively referred to as the "Recapitalization Plan").


                         FOR          AGAINST          ABSTAIN
                         / /            / /              / /

2. In the discretion of the proxies on any other matters that may properly come before the meeting or any postponements or adjournments thereof.

                         FOR          AGAINST          ABSTAIN
                         / /            / /              / /

                    Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.

                    Please mark, sign, date and return your proxy promptly in the enclosed envelope whether or not you plan to attend the Special Meeting. No postage is required. You may nevertheless vote in person if you do attend.

                    Dated:                                              , 200
                             -------------------------------------------     --

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                                     Signature of Shareholder

                    -----------------------------------------------------------
                                    Signature of Shareholder

                    -----------------------------------------------------------
                                     Title, if applicable

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